EXHIBIT 10.1

Credit Agreement

(24-Month)

among

EPICOR SOFTWARE CORPORATION

and

KEYBANK NATIONAL ASSOCIATION

Dated as of January 28, 2004

- i -

(continued)

- ii -

(continued)

- iii -

(continued)

- iv -

EXHIBITS

Forms of:

A	Request for Extension of Credit
B	Compliance Certificate
C	Form of Note
D	Form of Stock Pledge Agreement

SCHEDULES

5.05	Litigation
7.01	Existing Indebtedness and Liens—Disclosure Letter
9.02	Offshore and Domestic Lending Offices, Addresses for Notices

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of January 28, 2004, by and among EPICOR SOFTWARE CORPORATION, a Delaware corporation (“Borrower”), and KEYBANK NATIONAL ASSOCIATION (“Lender”).

RECITAL

Borrower has requested that Lender provide a revolving line of credit, and Lender is willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

SECTION 1

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any line of business or any division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary); provided that such Person is in the same or related industry as Borrower.

“Adjusted Leverage Ratio” means, as of any date of determination, for Borrower and its Subsidiaries on a consolidated basis, the ratio of (a) Indebtedness as of such date to (b) Consolidated EBITDA for the period of the four fiscal quarters ending on, or ending most recently prior to, such date.

“Affiliate” means any Person directly or indirectly controlling, controlled by, or under direct or indirect common control with another Person. A Person shall be deemed to be “controlled by” any other Person if such other Person possesses, directly or indirectly, power (a) to vote 10% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managing general partners; or (b) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Agreement” means this Credit Agreement, as amended, restated, extended, supplemented or otherwise modified in writing from time to time.

“Applicable Margin” means the following amounts per annum (expressed in basis points per annum), based upon the Adjusted Leverage Ratio:

Adjusted Leverage Ratio	Offshore Rate Margin (bps)	Base Rate Margin (bps)	Facility Fee (bps)
X >1.0x	195.0	37.5	30.0
X is ≥ 0.5 but ≤ 1.0	175.0	12.5	25.0
X < 0.5	155.0	0.0	20.0

For purposes of Borrower’s payment of interest in accordance with Section 2.06 and the facility fee specified in Section 2.07(a), each Applicable Margin calculated in accordance with the most recent Compliance Certificate received by Lender shall be in effect from the date such Compliance Certificate is received by Lender to but excluding the date the next Compliance Certificate is received; provided, however, that the Applicable Margin from the Closing Date until Lender’s receipt of Borrower’s first Compliance Certificate shall be the amounts set forth above as applying when the Adjusted Leverage Ratio is ≥ 0.5 but ≤ 1.0.

“Applicable Payment Date” means, (a) as to any Offshore Rate Loan, the last day of the relevant Interest Period or every ninety days, whichever is earlier, any date that such Loan is prepaid or converted in whole or in part and the Maturity Date; and (b) as to any other Obligations, the last Business Day of each calendar quarter and the Maturity Date; provided, further, that interest accruing at the Default Rate shall be payable from time to time upon demand of Lender.

“Applicable Time” means California time.

“Attorney Costs” means and includes all reasonable attorney’s and other fees and disbursements of any law firm or other external counsel and the allocated cost of internal legal services and all disbursements of internal counsel.

“Audited Financial Statements” means the audited consolidated balance sheet, income statement and cash flows of Borrower and its Subsidiaries for each fiscal year ending December 31.

“Base Rate” means a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by KeyBank as its “prime rate.” Such prime rate is a rate set by KeyBank based upon various factors including KeyBank’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by KeyBank shall take effect at the opening of business on the day specified in the public announcement of such change. If KeyBank ceases to establish or publish a prime rate, the applicable Base Rate thereafter shall be instead the prime rate reported in The Wall Street Journal (or the average prime rate if a high and a low prime rate are therein reported).

“Base Rate Loan” means a Loan made in not less than the Minimum Amount pursuant to Requisite Notice to Lender by delivering a Request for Extension of Credit not later than the

Requisite Time and specified to be a Base Rate Loan or if not designated otherwise. Interest on each Base Rate Loan shall be calculated using the Applicable Margin for the Base Rate effective as of the date of the advance of such Base Rate.

“Borrower” has the meaning set forth in the introductory paragraph hereto.

“Borrowing” and “Borrow” each mean a borrowing of Loans hereunder.

“Borrowing Date” means the date that a Loan is made, which shall be a Business Day.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banks in Cleveland, Ohio; New York, New York; San Francisco, California; or (if interest is being determined by reference to the Offshore Rate) London, England are generally authorized or obligated, by law or executive order, to close.

“Capital Leases” means any and all leases under which certain obligations are required to be capitalized on the books of a lessee in accordance with GAAP.

“Change of Control” means the direct or indirect acquisition by any person (as such term is used in Section 13(d) and Section 14(d)(2) of the Exchange Act, but excluding any employee benefit plan of Borrower or its Subsidiaries, or any person or entity acting it its capacity as trustee, agent or other fiduciary or administrator of any such plan) or related persons constituting a group (as such term is used in Rule 13d-5 under the Exchange Act), of (a) beneficial ownership of the issued and outstanding shares of voting stock or similar equity interest of a corporation or other entity, the result of which acquisition is that such person or group possesses in excess of 40% of the combined voting power of all then-issued and outstanding voting stock of such corporation or other entity, or (b) the power to elect, appoint, or cause the election or appointment of at least a majority of the members of the board of directors of such corporation or other entity.

“Closing Date” means the date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 4.01.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto.

“Commitment” means $15,000,000 as such amount may be reduced or adjusted from time to time in accordance with the terms of this Agreement.

“Compliance Certificate” means a certificate substantially in the form of Exhibit B, properly completed and signed by a Responsible Officer of Borrower.

“Consolidated EBITDA” means the sum of the following, provided that the items contained in (b)-(e) below shall be added to (a) only to the extent they have been deducted in the calculation of Consolidated Net Income and consolidated statement of cash flows and, therefore, form no part of Consolidated Net Income and consolidated statement of cash flows:

(a)	Consolidated Net Income, provided that (i) all gains and losses realized by Borrower and its Subsidiaries upon the sale or other disposition (including, without limitation, pursuant to sale and leaseback transactions) of property or assets that are not sold or otherwise disposed of in the ordinary course of business, or pursuant to the sale of any capital stock of Borrower or any Subsidiary, shall be excluded from such Consolidated Net Income, (ii) net income or net loss of Borrower and its Subsidiaries combined on a “pooling of interests” basis attributable to any period prior to the date of such combination shall be excluded from such Consolidated Net Income, (iii) all items of gain or income that are properly classified as extraordinary in accordance with GAAP or are unusual or non-recurring shall be excluded from such Consolidated Net Income; and

(b)	Consolidated Interest Charges; and

(c)	The amount of cash taxes, based on or measured by income, used or included in the determination of such Consolidated Net Income; and

(d)	The amount of depreciation and amortization expense deducted in determining such Consolidated Net Income, including any impairment of goodwill as defined under FAS 142;

(e)	Any non-cash stock based compensation charges per GAAP; and

(f)	Any non-cash restructuring charges in connection with the Scala Business Solutions N.V. acquisition that occur within 180 days of closing of such acquisition.

“Consolidated Interest Charges” means, for any period, for Borrower and its Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, fees, charges and related expenses payable by Borrower and its Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, (b) the portion of rent payable by Borrower and its Subsidiaries with respect to such period under Capital Leases that is treated as interest in accordance with GAAP and (c) the portion of rent under any Synthetic Lease Obligation that would be treated as interest in accordance with GAAP if the Synthetic Lease Obligation were treated as a Capital Lease under GAAP.

“Consolidated Net Income” means, for any period, for Borrower and its Subsidiaries on a consolidated basis, the net income of Borrower and its Subsidiaries in accordance with GAAP.

“Consolidated Tangible Net Worth” means, as of any date of determination, for Borrower and its Subsidiaries on a consolidated basis, Shareholders’ Equity of Borrower and its Subsidiaries on that date minus the Intangible Assets of Borrower and its Subsidiaries on that date.

“Continuation” and “Continue” mean, with respect to any Offshore Rate Loan, the continuation of such Offshore Rate Loan as an Offshore Rate Loan on the last day of the Interest Period for such Loan.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

“Conversion” and “Convert” mean, with respect to any Loan, the conversion of such Loan from or into another type of Loan.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States of America or other applicable jurisdictions from time to time in effect affecting the rights of creditors generally.

“Default” means any event that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to the Base Rate plus the applicable margin specified in the definition of Applicable Margin, if any, applicable to Base Rate Loans, plus 2% per annum; provided, however, that with respect to an Offshore Rate Loan, the Default Rate shall be an interest rate equal to the interest rate otherwise applicable to such Loan, plus the Applicable Margin specified for Offshore Rate Loans, plus 2% per annum, in each case to the fullest extent permitted by applicable Laws.

“Disposition” or “Dispose” means the sale, transfer, License Disposition or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal with or without recourse of any notes or accounts receivable or any rights and claims associated therewith.

“Dollar” and “$” means lawful money of the United States of America.

“Environmental Laws” means all Laws relating to environmental, health, safety and land use matters applicable to any property of Borrower.

“Equity Securities” of any Person means (a) all common stock, preferred stock, participations, shares, partnership interests or other equity interests in such Person (regardless of how designated and whether or not voting or non-voting) and (b) all warrants, options and other rights to acquire any of the foregoing, other than convertible debt securities which have not been converted into common stock, preferred stock, participations, shares, partnership interests or other equity interests in any such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor Federal statute.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Borrower within the meaning of Sections 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing with the PBGC of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrower or any ERISA Affiliate.

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, rounded upward to the next 1/100th of 1%) in effect on such day, whether or not applicable to Lender, under regulations issued from time to time by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Offshore Rate for each outstanding Offshore Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage by dividing (i) the Offshore Rate by (ii) one minus the Eurodollar Reserve Percentage. The determination of the Eurodollar Reserve Percentage and the Offshore Rate by Lender shall be conclusive in the absence of manifest error.

“Event of Default” means any of the events specified in Section 8.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor federal statute.

“Extension of Credit” means (a) a Borrowing, Conversion or Continuation of Loans and (b) a Letter of Credit Action wherein a new Letter of Credit is issued or which has the effect of increasing the amount of, extending the maturity of, or making a material modification to an outstanding Letter of Credit or the reimbursement of drawings thereunder.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upwards to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to KeyBank on such day on such transactions as determined by Lender.

“Fixed Charge Coverage Ratio” means the ratio of (a) Borrower’s Consolidated EBITDA for the preceding four (4) calendar quarters most recently ended plus consolidated operating lease expenses (as determined in accordance with GAAP) during such period to (b) (i) consolidated capital expenditures, Consolidated Interest Charges, and consolidated operating lease expenses (all as determined in accordance with GAAP) for the four (4) calendar quarters most recently ended, plus (ii) Borrower’s consolidated cash income taxes paid less cash income tax refunds actually received.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession, that are applicable to the circumstances as of the date of determination, consistently applied. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and Borrower shall so request, Lender and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP, provided that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) Borrower shall provide to Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

“General Security Agreement” means that certain Security Agreement (Personal Property) dated as of the date hereof, between Borrower, as Debtor, and Lender, securing the Obligations of Borrower.

“Governmental Authority” means (a) any international, foreign, federal, state, county or municipal government, or political subdivision thereof, (b) any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality, central bank or public body, or (c) any court, administrative tribunal or public utility.

“Guaranty Obligation” means, as to any Person, any (a) guaranty by such Person of Indebtedness of, or other obligation payable or performable by, any other Person or (b) assurance, agreement, letter of responsibility, letter of awareness, undertaking or arrangement given by such Person to an obligee of any other Person with respect to the payment or performance of an obligation by, or the financial condition of, such other Person, whether direct, indirect or contingent, including any purchase or repurchase agreement covering such obligation or any collateral security therefor, any agreement to provide funds (by means of loans, capital contributions or otherwise) to such other Person, any agreement to support the solvency or level of any balance sheet item of such other Person or any “keep-well” or other arrangement of whatever nature, in each such case, given for the purpose of assuring or holding harmless such obligee against loss with respect to any obligation of such other Person; provided, however, that the term Guaranty Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guaranty Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, covered by such Guaranty Obligation or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the Person in good faith.

“Hazardous Substance” means mean any substance, material or waste, including asbestos and petroleum (including crude oil or any fraction thereof), which is or becomes designated, classified or regulated as “toxic,” “hazardous,” a “pollutant” or similar designation under any Laws.

“Indebtedness” means:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(b) any direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), banker’s acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations under any Swap Contract in an amount equal to (i) if such Swap Contract has been closed out, the termination value thereof, or (ii) if such Swap Contract has not been closed out, the mark-to-market value thereof determined on the basis of readily available quotations provided by any recognized dealer in such Swap Contract;

(d) with or without recourse, all obligations of such Person to pay the deferred purchase price of property or services (if such deferral is greater than one hundred eighty (180) days), and indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements);

(e) Capital Leases or Synthetic Lease Obligations, provided, however, that Synthetic Lease Obligations shall be excluded from Indebtedness to the extent they are secured by cash collateral or a Letter of Credit. The amount of Indebtedness in the case of Capital Leases shall be the amount of the capitalized lease liability appearing on Borrower’s financial statements delivered in accordance with Sections 6.01(a) and (b) of this Agreement. The amount of Indebtedness in the case of Synthetic Lease Obligations shall be the sum of all outstanding principal advances and any other sums advanced and outstanding pursuant to the Synthetic Lease Obligations.

(f) all Guaranty Obligations of such Person in respect of any of the foregoing obligations of any other Person.

For all purposes of this Agreement, the Indebtedness of any Person shall include, at any such time as such partnership or joint venture is not Solvent, the Indebtedness of any partnership or joint venture (to the extent the joint venture consists of a legal entity where a joint venturer has pass-through liability for all of the debts of the joint venture) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person (subject to customary recourse exceptions acceptable to Requisite Lender).

“Indemnified Liabilities” has the meaning set forth in Section 9.13.

“Indemnitees” has the meaning set forth in Section 9.13.

“Intangible Assets” means assets that are required to be disclosed as intangible assets in accordance with GAAP on Borrower’s balance sheet, including customer lists, goodwill, computer software, copyrights, trade names, trade marks, patents, unamortized deferred charges, unamortized debt discount and capitalized research and development costs.

“Interest Period” means for each Offshore Rate Loan, (i) initially, the period commencing on the date such Offshore Rate Loan is disbursed or Continued or Converted into such Offshore Rate Loan, and (ii) thereafter, the period commencing on the last day of the preceding Interest Period, and ending, in each case, on the earlier of (x) the scheduled Maturity Date, or (y) one, two, three or six months thereafter, as elected by Borrower; provided that:

(A) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(B) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(C) unless Lender otherwise consents, there may not be more than five (5) Interest Periods for Offshore Rate Loans in effect at any time.

“Investment” means, as to any Person, any investment by such Person, whether by means of the purchase or other acquisition of stock or other securities of any other Person or by means of a loan, creating a debt, capital contribution, guaranty or other debt or equity participation or interest in any other Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.

“Issuing Lender” means KeyBank National Association who from time to time effects a Letter of Credit Action in accordance with the terms of this Agreement.

“KeyBank” means KeyBank National Association.

“Laws” or “Law” means all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” means KeyBank.

“Lending Office” means the office or offices of Lender described as such on Schedule 9.02.

“Letter of Credit” means any standby letter of credit issued or outstanding hereunder. A Letter of Credit may be a performance letter of credit or a financial letter of credit.

“Letter of Credit Action” means the issuance, supplement, amendment, renewal, extension, modification or other action relating to a Letter of Credit hereunder.

“Letter of Credit Application” means an application for a Letter of Credit Action from time to time in use by Issuing Lender.

“Letter of Credit Expiration Date” means the scheduled Maturity Date.

“Letter of Credit Sublimit” means an amount equal to $10,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Commitment.

“Letter of Credit Usage” means, as at any date of determination, the aggregate undrawn face amount of outstanding Letters of Credit plus the aggregate amount of all drawings under the Letters of Credit not reimbursed by Borrower or converted into Loans.

“Leverage Ratio” means, as of any date of determination, for Borrower and its Subsidiaries on a consolidated basis, the ratio of (a) Indebtedness as of such date to (b) Consolidated EBITDA for the period of the four fiscal quarters ending on, or ending most recently prior to, such date.

“License Disposition” means, in respect of any patent, trademark, copyright, mask work, trade secret or other intellectual property right owned or held by Borrower or any of its Subsidiaries (the “IP Holder”) which is material to Borrower or any of its Subsidiaries (together, “Material IP”), (i) the granting by the IP Holder of an exclusive license across all or substantially all fields, uses or regions to any Person other than Borrower or another Subsidiary, (ii) the granting of any license by the IP Holder that conveys directly or indirectly to any Person other than Borrower or its Subsidiaries all or substantially all of the economic value of such Material IP, or (iii) the abandonment by the IP Holder of such Material IP.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement (including in the nature of, cash collateral accounts or security interests), encumbrance, lien (statutory or other), fixed or floating charge, or other security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable Laws of any jurisdiction), including the interest of a purchaser of accounts receivable.

“Loan” means any advance made by Lender to Borrower as provided in Section 2 (collectively, the “Loans”).

“Loan Documents” means this Agreement and each Note, the General Security Agreement, the Stock Pledge Agreement, each Letter of Credit Application, each Request for Extension of Credit, each certificate, each fee letter, and each other instrument or agreement from time to time executed by Borrower or any of its Subsidiaries or any Responsible Officer and delivered in connection with this Agreement.

“Master Agreement” has the meaning set forth in the definition of “Swap Contract.”

“Material Adverse Effect” means any set of circumstances or events which (a) has any material adverse effect upon the validity or enforceability of any Loan Document, (b) is material and adverse to the financial condition, business, assets or operations of Borrower, (c) has any material adverse effect upon the value or condition of the Collateral under the General Security Agreement or the Stock Pledge Agreement, or (d) materially impairs the ability of Borrower to perform the Obligations.

“Material Subsidiaries” means each Subsidiary of Borrower which has assets with a total book value greater than 10% of the consolidated total assets of Borrower and its Subsidiaries, determined as of the end of the fiscal quarter immediately preceding the date of determination.

“Maturity Date” means (a) January 28, 2006, or (b) such earlier date upon which the Commitment may be terminated in accordance with the terms of this Agreement.

“Minimum Amount” means, with respect to each of the following actions, the minimum amount and any multiples in excess thereof set forth opposite such action:

Type of Action	Minimum Amount	Multiples in excess thereof
Borrowing or prepayment of, or Conversion into, Base Rate Loans	$1,000,000	$1,000,000
Borrowing, prepayment or Continuation of, or Conversion into, Offshore Rate Loans	$1,000,000	$1,000,000
Letter of Credit Action	$500,000	None
Reduction in Commitment	$1,000,000	$1,000,000

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA.

“Note” means a promissory note made by Borrower in favor of Lender evidencing the Loans made by Lender, substantially in the form of Exhibit C (the “Note”).

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, Borrower arising under any Loan Document, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest that accrues after the commencement of any proceeding under any Debtor Relief Laws by or against Borrower or any Subsidiary or Affiliate of Borrower.

“Offshore Rate” means for any Interest Period with respect to each Offshore Rate Loan comprising part of the same Borrowing, a rate per annum determined by Lender as the offered rate for Dollar deposits in the approximate amount of the requested Offshore Rate Loan and having a maturity comparable to such Interest Period, which rate appears (i) on the British Bankers’ Association internet web page (http://www.bba.org.uk/public/libor/), or via (ii) Reuters (BBALIBORS), Bloomberg, Moneyline Telerate (Page 3750) or any other information provider of the British Bankers’ Association daily Libor rates as of 11:00 A.M., London time, on the date (an “Interest Determination Date”) which is the second day on which banks are open for interbank deposits in London prior to the commencement of such Interest Period. If, on the Interest Determination Date for such Interest Period, the Lender is unable to obtain any quotation as provided above, the Offshore Rate for the relevant Interest Period shall be the rate per annum that the Lender determines in good faith to be the arithmetic mean (rounded, if necessary, to the nearest sixth decimal place) of all the per annum rates of interest at which deposits in Dollars in an amount comparable to the requested Offshore Rate Loan in Dollars in respect of which the Offshore Rate is then being determined for a period comparable to such Interest Period are offered by Lender to prime banks in the London interbank market at approximately 11:00 A.M., London time on such Interest Determination Date. The Lender shall provide to the Borrower, upon request, details as to the manner in which the Offshore Rate is calculated, but such calculation shall be conclusive and binding absent manifest error.

“Offshore Rate Loan” means a Loan made in not less than the Minimum Amount pursuant to Requisite Notice to Lender and by deliverance of a Request for Extension of Credit not later than the Requisite Time and specified to be a Offshore Rate Loan. Interest on each Offshore Rate Loan shall be calculated using the Applicable Margin for the Offshore Rate effective as of the date of the advance of such Offshore Rate.

“Ordinary Course Dispositions” means:

(a) Dispositions of surplus equipment or damaged, obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b) Dispositions in the ordinary course of business;

(c) Dispositions of property to the extent that such property is exchanged for credit against the purchase price of similar replacement property, or the proceeds of such sale are reasonably promptly applied to the purchase price of such replacement property or where Borrower or its Subsidiary determine in good faith that the failure to replace such equipment will not be detrimental to the business of Borrower or such Subsidiary;

(d) Dispositions of assets or property by any Subsidiary of Borrower to Borrower or another Subsidiary of Borrower, or by Borrower to any Subsidiary of Borrower;

(e) Dispositions which constitute the making or liquidating of Permitted Investments; and

(f) Dispositions which constitute the incurrence (but not the enforcement) of Permitted Liens;

provided, however, that, other than with respect to Dispositions of the types described in clauses (a) and (c) of this definition, no such Disposition shall be for less than the fair market value of the property being disposed of.

“Ordinary Course Indebtedness” means:

(a) Indebtedness under the Loan Documents;

(b) Intercompany Guaranty Obligations of Borrower or any of its Subsidiaries guarantying Indebtedness otherwise permitted hereunder of Borrower or any Subsidiary of Borrower;

(c) Indebtedness arising from the honoring of a check, draft or similar instrument against insufficient funds or from the endorsement of instruments for collection in the ordinary course of Borrower’s or any Subsidiary’s’ Subsidiary’s business;

(d) Permitted Swap Obligations;

(e) Indebtedness of Borrower or any of its Subsidiaries with respect to surety, appeal, indemnity, performance or other similar bonds in the ordinary course of business with respect to agreements providing for indemnification, adjustment of purchase price, earnest money or similar obligations in connection with Acquisitions or Dispositions otherwise permitted by this Agreement; and

(f) Indebtedness with respect to cash deposited by customers to obtain the right to delivery of future goods or services; provided, however, that all such cash deposits are held in an account subject to a Deposit Account Control Agreement.

“Ordinary Course Investments” means Investments consisting of:

(a) Investments in other assets properly classified as “marketable securities” or “cash” or “cash equivalents” under GAAP, and which conform to the investment policies adopted by the Board of Directors of Borrower from time to time;

(b) advances to officers, directors and employees of Borrower and its Subsidiaries for travel, entertainment, relocation and analogous ordinary business purposes;

(c) Investments of Borrower in any of its Subsidiaries and Investments of any Subsidiary of Borrower in Borrower or another Subsidiary of Borrower;

(d) extensions of credit to customers or suppliers of Borrower and its Subsidiaries in the ordinary course of business and any Investments received in satisfaction or partial satisfaction thereof;

(e) Guaranty Obligations permitted by Section 7.01.

(f) Investments received by Borrower or any of its Subsidiaries as distributions on claims in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(g) Investments of any Subsidiary existing at the time it becomes a Subsidiary of Borrower, provided that such Investments were not made in anticipation of such Person becoming a Subsidiary of Borrower; and

(h) Investments consisting of loans to employees, officers and directors, the proceeds of which shall be used to purchase Equity Securities of Borrower or its Subsidiaries and other loans to employees, officers and directors.

“Ordinary Course Liens” means:

(a) Liens pursuant to any Loan Document;

(b) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(c) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) pledges or deposits in connection with worker’s compensation, unemployment insurance and other social security legislation;

(e) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business (including, without limitation, Liens securing all those obligations described in clause (e) of the definition of Ordinary Course Indebtedness);

(f) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of any Person;

(g) attachment, judgment or other similar Liens arising in connection with litigation or other legal proceedings (and not otherwise an Event of Default hereunder) in the ordinary course of business that is currently being contested in good faith by appropriate proceedings, adequate reserves have been set aside, and no material property is subject to a material risk of loss or forfeiture;

(h) Liens on the property or assets of any Subsidiary of Borrower in favor of Borrower or any other Subsidiary of Borrower;

(i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties and in connection with the importation of goods in the ordinary course of Borrower’s and its Subsidiaries’ businesses;

(j) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by Borrower in excess of those set forth by regulations promulgated by the Federal Reserve Board, and (ii) such deposit account is not intended by Borrower or any Subsidiary to provide collateral to the depository institution;

(k) Liens on insurance proceeds in favor of insurance companies with respect to the financing of insurance premiums; and

(l) purported Liens evidenced by the filing of UCC precautionary financing statements relating to operating leases entered into in the ordinary course of business.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws; (b) with respect to any limited liability company, the articles of formation and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership or joint venture agreement and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation with the secretary of state or other department in the state of its formation, in each case as amended from time to time.

“Outstanding Obligations” means, as of any date, and giving effect to making any Extensions of Credit requested on such date and all payments, repayments and prepayments made on such date, the sum of (i) the aggregate outstanding principal amount of all Loans, and (ii) all Letter of Credit Usage.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto established under ERISA.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by Borrower or any ERISA Affiliate or to which Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five plan years.

“Permitted Indebtedness” has the meaning specified in Section 7.01.

“Permitted Investments” has the meaning specified in Section 7.05.

“Permitted Liens” has the meaning specified in Section 7.02.

“Permitted Swap Obligations” means all obligations (contingent or otherwise) of Borrower or any of its Subsidiaries existing or arising under Swap Contracts, provided that such obligations are (or were) entered into by such Person for the purpose of: (i) directly mitigating risks associated with liabilities, commitments or assets held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person in conjunction with a securities repurchase program not otherwise prohibited hereunder; or (ii) directly mitigating the dilution associated with the issuance of convertible securities by Borrower, and not for purposes of speculation or taking a “market view.”

“Person” means any individual, trustee, corporation, general partnership, limited partnership, limited liability company, joint stock company, trust, unincorporated organization, bank, business association, firm, joint venture, Governmental Authority, or otherwise.

“Plan” means any employee benefit plan maintained or contributed to by Borrower or by any trade or business (whether or not incorporated) under common control with Borrower as defined in Section 4001(b) of ERISA and insured by the Pension Benefit Guaranty Corporation under Title IV of ERISA.

“PT” means Pacific Time.

“Reportable Event” means any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder, a withdrawal from a Plan described in Section 4063 of ERISA, or a cessation of operations described in Section 4062(e) of ERISA.

“Request for Extension of Credit” means, unless otherwise specified herein, (a) with respect to a Borrowing, Conversion or Continuation of Loans, a written request substantially in the form of Exhibit A, and (b) with respect to a Letter of Credit Action, a Letter of Credit Application; in each case duly completed and signed by a Responsible Officer of Borrower and delivered by Requisite Notice.

“Requisite Notice” means, unless otherwise provided herein, (a) irrevocable written notice to the intended recipient or (b) except with respect to Letter of Credit Actions (which must be in writing), irrevocable telephonic notice to the intended recipient, promptly followed by a written notice to such recipient. Such notices shall be (i) delivered to such recipient at the address or telephone number specified on Schedule 9.02 or as otherwise designated by such recipient by Requisite Notice to Lender, and (ii) if made by Borrower, given or made by a Responsible Officer of Borrower. Any written notice delivered in connection with any Loan Document shall be in the form, if any, prescribed herein or therein. Any notice sent by other than hardcopy shall be promptly confirmed by a telephone call to the recipient and, if requested by Lender, by a manually-signed hardcopy thereof.

“Requisite Time” means, with respect to any of the actions listed below, the time and date set forth below opposite such action:

Type of Action	Applicable Time	Date of Action
Delivery of Request for Extension of Credit for, or notice for:

• Borrowing or prepayment of, or Conversion into, Base Rate Loans	10:00 a.m. PT	Same date as such Borrowing, prepayment or Conversion

• Borrowing, prepayment or Continuation of, or Conversion into, Offshore Rate Loans	10:00 a.m. PT	3 Business Days prior to such Borrowing, prepayment Continuation or Conversion

• Letter of Credit Action	10:00 a.m. PT	2 Business Days prior to such action (or such lesser time which is acceptable to Issuing Lender)

Voluntary reduction in or termination of Commitment	10:00 a.m. PT	3 Business Days prior to such reduction or termination

“Responsible Officer” means the chief executive officer, president, the chief financial officer, any vice president of finance, the controller, the treasurer or the assistant treasurer of Borrower. Any document or certificate hereunder that is signed by a Responsible Officer of Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of Borrower.

“Restricted Payment” means:

(a) the declaration or payment of any dividend or distribution by Borrower or any Subsidiary, either in cash or property, on any shares of Equity Securities of any class of Borrower or any Subsidiary; and

(b) any other payment or distribution by Borrower or any Subsidiary in respect of its Equity Securities, either directly or indirectly.

“Security Documents” means the General Security Agreement and the Stock Pledge Agreement.

“Shareholders’ Equity” means, as of any date of determination for Borrower and its Subsidiaries on a consolidated basis, shareholders’ equity as of that dated determined in accordance with GAAP.

“Solvent” means, as to any Person at any time, that (i) the fair value of the property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code; (ii) the present fair saleable value of the property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (iii) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital.

“Stock Pledge Agreements” means collectively (i) that certain Security and Pledge Agreement dated as of even date herewith between Borrower, as Debtor, and Lender and (ii) the other pledge agreements, securing the Obligations of Borrower.

“Subordinated Debt” means any subordinated debt permitted by Section 7.01.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned or controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., or any other master agreement (any such master agreement, together with any related schedules, as amended, restated, extended, supplemented or otherwise modified in writing from time to time, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include Lender).

“Synthetic Lease Obligations” means all monetary obligations of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations which do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as secured debt of such Person (without regard for accounting treatment).

“Threshold Amount” means $10,000,000.

“To the best knowledge of” means, when modifying a representation, warranty or other statement of any Person, that the fact or situation described therein is known by such Person (or, (i) in the case of Borrower, known by any Responsible Officer or executive officer of Borrower, or, (ii) in the case of any other Person other than a natural Person, known by any officer of such Person) making the representation, warranty or other statement, or with the exercise of reasonable due diligence under the circumstances (in accordance with the standard of what a reasonable Person in similar circumstances would have done) would have been known by such Person (or, (i) in the case of Borrower, would have been known by any Responsible Officer or executive officer of Borrower, or, (ii) in the case of any other Person other than a natural Person, would have been known by any executive officer of such Person).

“Type” of Loan means (a) a Base Rate Loan and (b) an Offshore Rate Loan.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“Voluntary Redemption Event” means, in respect of any Indebtedness consisting of bonds, debentures, senior or subordinated notes or other debt securities, any redemption, prepayment or call for redemption or prepayment of any or all of such Indebtedness at the election of the issuer and not in connection with any breach by such issuer of any term or covenant contained in any instrument, indenture or agreement evidencing such Indebtedness.

1.02 Use of Certain Terms.

(a) All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto or thereto, unless otherwise defined therein.

(b) As used herein, unless the context requires otherwise, the masculine, feminine and neuter genders and the singular and plural include one another.

(c) The words “herein” and “hereunder” and words of similar import when used in any Loan Document shall refer to the Loan Documents as a whole and not to any particular provision thereof. The term “including” is by way of example and not limitation. References herein to a Section, subsection or clause shall, unless the context otherwise requires, refer to the appropriate Section, subsection or clause in this Agreement.

(d) The term “or” is disjunctive; the term “and” is conjunctive. The term “shall” is mandatory; the term “may” is permissive.

1.03 Accounting Terms. All accounting terms not specifically or completely defined in this Agreement shall be construed in conformity with, and all financial data required to be submitted by this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, and applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

1.04 Rounding. Any financial ratios required to be maintained by Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed in this Agreement and rounding the result up or down to the nearest number (with a round-up if there is no nearest number) to the number of places by which such ratio is expressed in this Agreement.

1.05 Exhibits and Schedules. All exhibits and schedules to this Agreement, either as originally existing or as the same may from time to time be supplemented, modified or amended, are incorporated herein by this reference. A matter disclosed on any Schedule shall be deemed disclosed on all Schedules.

1.06 References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to agreements (including the Loan Documents) and other contractual instruments shall include all amendments, restatements, extensions, supplements and other modifications thereto (unless prohibited by any Loan Document), and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

SECTION 2

THE COMMITMENTS AND EXTENSIONS OF CREDIT

2.01 Loans; Maximum Amounts.

(a) Subject to the terms and conditions set forth in this Agreement, Lender agrees to make, Convert and Continue Loans until the Maturity Date in such amounts as Borrower may from time to time request; provided, however, that the Outstanding Obligations of Lender shall not exceed at any time Lender’s Commitment. This is a revolving credit and, subject to the terms and conditions hereof, Borrower may borrow, Convert, Continue, prepay and reborrow Loans as set forth herein without premium or penalty.

(b) Loans made by Lender shall be evidenced by a Note. The date, amount and maturity of each of the Loans and payments and other particulars with respect thereto may be endorsed on schedule(s) attached to Lender’s Note and/or recorded on one or more loan accounts or records maintained by Lender in the ordinary course of business. Such Notes, loan accounts and records shall be conclusive absent manifest error of the amount of such Loans and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrower to pay any amount owing with respect to the Loans.

2.02 Borrowings, Conversions and Continuations of Loans.

(a) Borrower may irrevocably request a Borrowing, Conversion or Continuation of Loans in a Minimum Amount therefor by delivering a Request for Extension of Credit therefor by Requisite Notice to Lender not later than the Requisite Time therefor. All Borrowings, Conversions and Continuations of Loans shall constitute Base Rate Loans unless properly and timely otherwise designated as set forth in the prior sentence.

(b) Following receipt of a Request for Extension of Credit, in the case of a Borrowing of Loans, Lender shall make the funds for its Loan available not later than the Requisite Time therefor on the Business Day specified in such Request for Extension of Credit. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if the initial Extension of Credit hereunder, Section 4.01), all funds shall be made available to Borrower in Dollars.

(c) Except as otherwise provided herein, an Offshore Rate Loan may be Continued or Converted only on the last day of the Interest Period for such Offshore Rate Loan. During the existence of a Default or Event of Default, no Loans may be requested as, Converted into or Continued as Offshore Rate Loans and Lender may demand that any or all of the then outstanding Offshore Rate Loans be Converted immediately into Base Rate Loans.

(d) If a Loan is to be made on the same date that another Loan is due and payable, Borrower shall make available to Lender the net amount of funds giving effect to both such Loans and the effect for purposes of this Agreement shall be the same as if separate transfers of funds had been made with respect to each such Loan.

2.03 Letters of Credit.

(a) The Letter of Credit Sublimit. Subject to the terms and conditions set forth in this Agreement, until the Letter of Credit Expiration Date, Issuing Lender shall take such Letter of Credit Actions as Borrower may from time to time request; provided, however, that (i) the Outstanding Obligations of Lender shall not at any time exceed Lender’s Commitment; and (ii) the Letter of Credit Usage shall not at any time exceed the Letter of Credit Sublimit. Subject to subsection (g) below, no Letter of Credit may expire more than twelve (12) months after the date of its issuance or last renewal.

(b) Letter of Credit Actions. Subject to the terms and conditions set forth in this Agreement, until the Letter of Credit Expiration Date, Issuing Lender shall take such Letter of Credit Actions as Borrower may from time to time request; provided, however, that the Outstanding Obligations of Lender shall not exceed Lender’s Commitment. Subject to subsection (g) below and unless consented to by Issuing Lender, no Letter of Credit may expire more than twelve (12) months after the date of its issuance or last renewal; provided, however, that no Letter of Credit shall expire after the Letter of Credit Expiration Date unless Borrower shall post cash collateral with respect to such Letter of Credit in such manner as is reasonably satisfactory to Lender and the amount of the Letter of Credit does not exceed the Letter of Credit Sublimit.

(c) Requesting Letter of Credit Actions. Borrower may irrevocably request a Letter of Credit Action in a Minimum Amount therefor by delivering a Letter of Credit Application therefor to Issuing Lender, by Requisite Notice not later than the Requisite Time therefor. Each Letter of Credit Action shall be in a form acceptable to Issuing Lender in its sole discretion. Unless Issuing Lender has determined that such Letter of Credit Action is contrary to any Laws or policies of Issuing Lender, Issuing Lender shall, upon satisfaction of the applicable conditions set forth in Section 4.02 with respect to any Letter of Credit Action constituting an Extension of Credit, effect such Letter of Credit Action. This Agreement shall control in the event of any conflict with any Letter of Credit Application.

(d) Reimbursement of Payments Under Letters of Credit. Borrower shall reimburse Issuing Lender for any payment that Issuing Lender makes under a Letter of Credit on or before the date of such payment; provided, however, that if the conditions precedent set forth in Section 4.02 can be satisfied, Borrower may request a Borrowing of Loans to reimburse Issuing Lender for such payment pursuant to Section 2.03, or, failing to make such request, Borrower shall be deemed to have requested a Borrowing of Base Rate Loans on such payment date pursuant to subsection (e) below.

(e) Funding by Lender When Issuing Lender Not Reimbursed. Upon any drawing under a Letter of Credit, Issuing Lender shall notify Borrower. If Borrower fails to timely make the payment required pursuant to subsection (d) above, Issuing Lender shall notify Lender of such fact and the amount of such unreimbursed payment. Lender shall make funds in an amount equal to such amount available not later than the Requisite Time therefor on the Business Day specified. Lender shall remit the funds to Issuing Lender. Any such reimbursement shall not relieve or otherwise impair the obligation of Borrower to reimburse

Issuing Lender for the amount of any payment made by Issuing Lender under any Letter of Credit, together with interest as provided herein.

(f) Nature of Lender’s Funding. If the conditions precedent set forth in Section 4.02 can be satisfied (except for the giving of a Request for Extension of Credit) on any date Borrower is obligated to, but fails to, reimburse Issuing Lender for a drawing under a Letter of Credit, the funding by Lender pursuant to the previous subsection shall be deemed to be a Borrowing of Base Rate Loans (without regard to the Minimum Amount therefor) deemed requested by Borrower. If the conditions precedent set forth in Section 4.02 cannot be satisfied on the date Borrower is obligated to, but fails to, reimburse Issuing Lender for a drawing under a Letter of Credit, the funding by Lender pursuant to the previous subsection shall be deemed to be a funding by Lender in such Letter of Credit, and Lender shall thereupon acquire, to the extent of its reimbursement, an interest in the claim of Issuing Lender against Borrower in respect of such payment and shall share in any payment made by Borrower with respect to such claim. Any amounts made available by Lender shall be payable by Borrower upon demand of Lender, and shall bear interest at a rate per annum equal to the Default Rate.

(g) Obligations Absolute. The obligation of Borrower to pay to Issuing Lender the amount of any payment made by Issuing Lender under any Letter of Credit shall be absolute, unconditional, and irrevocable. Without limiting the foregoing, Borrower’s obligation shall not be affected by any of the following circumstances:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii) any amendment or waiver of or any consent to departure from such Letter of Credit, this Agreement, or any other agreement or instrument relating hereto or thereto;

(iii) the existence of any claim, setoff, defense, or other rights which Borrower may have at any time against Issuing Lender, or Lender, any beneficiary of such Letter of Credit (or any persons or entities for whom any such beneficiary may be acting) or any other Person, whether in connection with such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto, or any unrelated transactions;

(iv) any demand, statement, or any other document presented under such Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever so long as any such document appeared to comply with the terms of the Letter of Credit;

(v) any payment made by Issuing Lender under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Laws;

(vi) the existence, character, quality, quantity, condition, packing, value or delivery of any property purported to be represented by documents presented in connection with such Letter of Credit or for any difference between any such property and the character, quality, quantity, condition, or value of such property as described in such documents;

(vii) the time, place, manner, order or contents of shipments or deliveries of property as described in documents presented in connection with such Letter of Credit or the existence, nature and extent of any insurance relative thereto;

(viii) the solvency or financial responsibility of any party issuing any documents in connection with such Letter of Credit;

(ix) any failure or delay in notice of shipments or arrival of any property;

(x) any error in the transmission of any message relating to such Letter of Credit not caused by Issuing Lender, or any delay or interruption in any such message;

(xi) any error, neglect or default of any correspondent of Issuing Lender in connection with such Letter of Credit;

(xii) any consequence arising from acts of God, wars, insurrections, civil unrest, disturbances, labor disputes, emergency conditions or other causes beyond the control of Issuing Lender;

(xiii) so long as Issuing Lender in good faith determines that the document appears to comply with the terms of the Letter of Credit, the form, accuracy, genuineness or legal effect of any contract or document referred to in any document submitted to Issuing Lender in connection with such Letter of Credit; and

(xiv) any other circumstances whatsoever where Issuing Lender has acted in good faith.

In addition, Borrower will promptly examine a copy of each Letter of Credit and amendments thereto delivered to it and, in the event of any claim of noncompliance with Borrower’s instructions or other irregularity, Borrower will immediately notify Issuing Lender in writing. Borrower shall be conclusively deemed to have waived any such claim against Issuing Lender and its correspondents unless such notice is given as aforesaid.

(h) Role of Issuing Lender. Lender and Borrower agree that, in paying any drawing under a Letter of Credit, Issuing Lender shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the respective correspondents, participants or assignees of Issuing Lender shall be liable to Lender for any action taken or omitted in connection herewith at the request or with the approval of Lender; any action taken or omitted in the absence of gross negligence or willful misconduct; or the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit. Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the respective correspondents, participants or assignees of Issuing Lender, shall be liable or responsible for any of the matters described in subsection (g) above. In furtherance and not in limitation of the foregoing, Issuing Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and Issuing Lender shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(i) Applicability of ISP98 and UCP. Unless otherwise expressly agreed by Issuing Lender and Borrower when a Letter of Credit is issued and subject to applicable laws, performance under Letters of Credit by Issuing Lender, its correspondents, and beneficiaries will be governed by, with respect to standby Letters of Credit, the rules of the “International Standby Practices 1998” (ISP98) or such later revision as may be published by the International Chamber of Commerce (the “ICC”).

(j) Letter of Credit Fee. On each Applicable Payment Date, Borrower shall pay to Issuing Lender in arrears, a Letter of Credit fee equal to the Applicable Margin for Offshore Rate Loans on a per annum basis times the actual daily maximum amount available to be drawn under each Letter of Credit for the period since the later of the Closing Date and the previous Applicable Payment Date. If there is any change in the Applicable Margin during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect.

(k) Fronting Fee and Documentary and Processing Charges Payable to Issuing Lender. On each Applicable Payment Date, Borrower shall pay to Lender for the sole account of Issuing Lender a fronting fee in an amount equal to 0.150% per annum on the daily average face amount of all outstanding Letters of Credit, payable in arrears. In addition, Borrower shall pay directly to Issuing Lender, upon demand, for its sole account its customary documentary and processing charges in accordance with its standard schedule, as from time to time in effect, for any Letter of Credit Action or other occurrence relating to a Letter of Credit for which such charges are customarily made. Such fees and charges are nonrefundable.

2.04 Prepayments.

(a) Upon Requisite Notice to Lender not later than the Requisite Time therefor, Borrower may at any time and from time to time voluntarily prepay Loans in part in the Minimum Amount therefor or in full without premium or penalty. Any prepayment of an Offshore Rate Loan shall be accompanied by all accrued interest thereon, together with the amounts set forth in Section 3.05.

(b) If for any reason the Outstanding Obligations exceed the Commitment as in effect or as reduced because of any limitation set forth in this Agreement or otherwise, Borrower shall immediately prepay Loans in an aggregate amount equal to such excess.

2.05 Reduction or Termination of Commitment. Upon Requisite Notice to Lender not later than the Requisite Time therefor, Borrower may at any time and from time to time, without premium or penalty, permanently and irrevocably reduce the Commitment in a Minimum Amount therefor to an amount not less than the Outstanding Obligations at such time or terminate the Commitment. Any such reduction or termination shall be accompanied by payment of all accrued and unpaid commitment fees with respect to the portion of the Commitment being reduced or terminated.

2.06 Principal and Interest.

(a) Except as otherwise provided hereunder, if not sooner paid, Borrower agrees to pay the outstanding principal amount of the Loans on the Maturity Date.

(b) Subject to subsection (c) below, and unless otherwise specified herein, Borrower shall pay interest on the unpaid principal amount of each Loan (before and after default, before and after maturity, before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Laws) from the date borrowed until paid in full (whether by acceleration or otherwise) on each Applicable Payment Date at a rate per annum equal to the interest rate determined in accordance with the definition of such type of Loan, plus the Applicable Margin specified in the definition in this Agreement of Applicable Margin with respect to such type of Loan.

(c) Notwithstanding subsection (b) of this Section, while any Event of Default exists or after acceleration, Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all outstanding Obligations, at the Default Rate.

2.07 Fees.

(a) Facility Fee. Borrower shall pay to Lender the facility fee set forth in the definition in this Agreement of Applicable Margin, calculated on the full amount of the Commitment. The facility fee shall accrue from the Closing Date until the Maturity Date and shall be calculated and payable quarterly in arrears on each Applicable Payment Date. The Facility Fee shall accrue at all times, including at any time during which one or more conditions in Section 4 are not met.

(b) Lender’s Up Front Fee. On the Closing Date, Borrower shall pay to Lender an up front fee in an amount $25,000. Such up front fee is consideration for the Commitment by Lender under this Agreement and is fully earned on the date paid. The up front fee paid to Lender is solely for its own account and is nonrefundable.

2.08 Computation of Interest and Fees. Computation of interest on Base Rate Loans when the Base Rate is determined by KeyBank’s “prime rate” shall be calculated on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed. Computation of all other types of interest and all fees shall be calculated on the basis of a year of 360 days and the actual number of days elapsed, which results in a higher yield to Lender than a method based on a year of 365 or 366 days. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall bear interest for one day.

2.09 Making Payments.

(a) Except as otherwise provided herein, all payments by Borrower hereunder shall be made to Lender at Lender’s Office not later than the Requisite Time for such type of payment. All payments received after such Requisite Time shall be deemed received on the next succeeding Business Day. All payments shall be made in immediately available funds in lawful money of the United States of America. All payments by Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.

(b) Upon satisfaction of any applicable terms and conditions set forth herein, Lender shall promptly make any payments to Borrower by crediting the Designated Deposit Account.

(c) Subject to the definition of “Interest Period,” if any payment to be made by Borrower shall come due on a day other than a Business Day, payment shall instead be considered due on the next succeeding Business Day, and such extension of time shall be reflected in computing interest and fees.

2.10 Collateral. Borrower’s Obligations are secured by or will be secured by the General Security Agreement and the Stock Pledge Agreements.

SECTION 3

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Any and all payments by Borrower to or for the account of Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of Lender, (i) taxes imposed on or measured by its net income, (ii) franchise taxes imposed on it (in lieu of net income taxes) by the jurisdiction (or any political subdivision thereof) under the Laws of which Lender is organized or maintains a lending office; (iii) any penalties, interest, costs and expenses (including Attorney Costs) imposed on Lender arising from the assertion by any Governmental Authority that Lender did not properly withhold any tax or other amount from payments (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”). If Borrower shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to Lender, (A) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), Lender receives an amount equal to the sum it would have received had no such deductions been made, (B) Borrower shall make such deductions, (C) Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (D) within 30 days after the date of such payment, Borrower shall furnish to Lender the original or a certified copy of a receipt evidencing payment thereof.

(b) In addition, Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as “Other Taxes”).

(c) If Borrower shall be required by the Laws of any jurisdiction outside the United States to deduct any Taxes from or in respect of any sum payable under any Loan Document to Lender, Borrower shall also pay to Lender, at the time interest is paid, such additional amount that Lender specifies as necessary to preserve the after-tax yield (after factoring in United States (federal and state) taxes imposed on or measured by net income) Lender would have received if such deductions (including deductions applicable to additional sums payable under this Section) had not been made.

(d) Borrower agrees to indemnify, defend and hold Lender harmless for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by Lender; (ii) any liability (including penalties, interest and expenses) arising therefrom or with respect thereto; and (iii) amounts payable under Section 3.01(c); provided that (A) Borrower shall not be obligated to indemnify Lender for any penalties described in clause (ii) above to the extent Lender (1) had actual knowledge of the existence of the tax, interest, or expense, the non-payment of which gave rise to such penalties, and (2) failed to give the Borrower notice of such tax, interest or expense within ten (10) Business Days after Lender received actual knowledge of the existence thereof; and (B) nothing contained in this subsection (d) shall be deemed to imply any obligation on the part of Lender to provide the Borrower with the notice of any such tax, penalty, interest or expense. Payment under this subsection (d) shall be made within 30 days after the date Lender makes a demand therefor.

3.02 Illegality. If Lender determines that Laws have made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for Lender or its applicable Lending Office to make, maintain or fund Offshore Rate Loans, or materially restricts the authority of Lender to purchase or sell, or to take deposits of, Dollars in the applicable offshore Dollar market, or to determine or charge interest rates based upon the Offshore Rate, then, on notice thereof by Lender to Borrower, any obligation of Lender to make Offshore Rate Loans shall be suspended until Lender notifies Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, Borrower shall, upon demand from Lender, prepay or Convert all Offshore Rate Loans of Lender, either on the last day of the Interest Period thereof, if Lender may lawfully continue to maintain such Offshore Rate Loans to such day, or immediately, if Lender may not lawfully continue to maintain such Offshore Rate Loans. Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of Lender, otherwise be materially disadvantageous to Lender.

3.03 Inability to Determine Rates. If, in connection with any Request for Extension of Credit involving any Offshore Rate Loan, Lender determines that (a) Dollar deposits are not being offered to banks in the applicable offshore dollar market for the applicable amount and Interest Period of the requested Offshore Rate Loan, (b) adequate and reasonable means do not exist for determining the underlying interest rate for such Offshore Rate Loan, or (c) such underlying interest rate does not adequately and fairly reflect the cost to Lender of funding such Offshore Rate Loan, Lender will promptly notify Borrower. Thereafter, the obligation of all Lender to make or maintain such Offshore Rate Loan shall be suspended until Lender revokes such notice. Upon receipt of such notice, Borrower may revoke any pending request for a Borrowing of Offshore Rate Loans or, failing that, be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04 Increased Cost and Reduced Return; Capital Adequacy.

(a) If Lender determines that any Laws announced after the date hereof:

(i) impose on Lender any Tax, duty, or other charge with respect to any Offshore Rate Loans or its obligation to make Offshore Rate Loans;

(ii) change the basis on which Taxes are imposed on any amounts payable to Lender under this Agreement in respect of any Offshore Rate Loans;

(iii) impose or modify any reserve, special deposit, or similar requirement (other than the reserve requirement utilized in the determination of the Offshore Rate) relating to any extensions of credit or other assets of, or any deposits with or other liabilities or commitments of, Lender (including the Commitment); or

(iv) impose on Lender or on the offshore Dollar interbank market any other condition affecting this Agreement or any of such extensions of credit or liabilities or commitments;

and the result of any of the foregoing is to increase the cost to Lender of making, Converting into, Continuing, or maintaining any Offshore Rate Loans or to reduce any sum received or receivable by Lender under this Agreement with respect to any Offshore Rate Loans, then from time to time upon demand of Lender, Borrower shall pay to Lender such additional amounts as will compensate Lender for such increased cost or reduction (except to the extent that such increased cost or reduction is an amount subject to Section 3.01, in which case the sum received or receivable by Lender shall be increased in accordance with the provisions of Section 3.01).

(b) If Lender determines that any change in or the interpretation of any Laws announced after the date hereof have the effect of reducing the rate of return on the capital of Lender or compliance by Lender (or its Lending Office) or any corporation controlling Lender as a consequence of Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and Lender’s desired return on capital), then from time to time upon demand of Lender, Borrower shall pay to Lender such additional amounts as will compensate Lender for such reduction; provided, however, that Borrower shall not be required to pay additional amounts to compensate Lender for any change in the rate of applicable taxes imposed on or measured by net income.

3.05 Breakfunding Costs. Upon demand of Lender from time to time, Borrower shall promptly compensate Lender for and hold Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any Continuation, Conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b) any failure by Borrower (for a reason other than the failure of Lender to make a Loan) to prepay, borrow, Continue or Convert any Loan other than a Base Rate Loan on the date or in the amount notified by Borrower;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. Borrower shall also pay any customary administrative fees charged by Lender in connection with the foregoing.

3.06 Matters Applicable to all Requests for Compensation.

(a) If Lender is claiming compensation under this Section 3, Lender shall deliver to Borrower a certificate setting forth in reasonable detail the additional amount or amounts to be paid to it hereunder, which shall be conclusive in the absence of clearly demonstrable error. In determining such amount, Lender may use any reasonable averaging and attribution methods. For purposes of this Section 3, Lender shall be deemed to have funded each Offshore Rate Loan at the Offshore Rate for such Loan by a matching deposit or other borrowing in the offshore Dollar interbank market, whether or not such Offshore Rate Loan was in fact so funded.

(b) Borrower shall not be obligated to pay any amount under this Section 3 which arose prior to the date which is 180 days preceding the date of such demand or is attributable to periods prior to the date which is 180 days preceding the date of such demand; provided, however, that in the event any Law is enacted that retroactively imposes any cost or charge upon Lender that would otherwise be a basis for compensation under Sections 3.01 through 3.05, Lender may make a demand for such compensation through and including the date which is 180 days after the date upon which such Law takes effect.

3.07 Survival. All of Borrower’s obligations under this Section 3 shall survive for a period of one (1) year after the later of termination of the Commitment, and payment in full of all Obligations; provided, however, that the obligation of Borrower to make any payment under this Section 3 is contingent upon the receipt by Borrower of the certificate described in Section 3.06(a) within the later of (a) 180 days after the later of the repayment of all Loans, the termination of all Letters of Credit and the termination of the Commitment, or (b) in the case of any Law retroactively imposing any cost or charge upon Lender, 180 days after the date upon which such Law takes effect.

SECTION 4

CONDITIONS PRECEDENT TO EXTENSIONS OF CREDIT

4.01 Conditions of Initial Extension of Credit. The obligation of Lender to make its initial Extension of Credit hereunder is subject to satisfaction of the following conditions precedent:

(a) Unless waived by Lender, Lender’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of Borrower, each dated on, or in the case of third-party certificates, recently before the Closing Date and each in form and substance satisfactory to Lender and its legal counsel:

(i) executed counterparts of this Agreement, sufficient in number for distribution to Lender and Borrower;

(ii) the Note executed by Borrower in favor of Lender in a principal amount equal to the Commitment;

(iii) the original General Security Agreement;

(iv) the Stock Pledge Agreement in the form attached as Exhibit E hereto;

(v) release of all liens and termination of all financing statements filed in connection with Wells Fargo Foothill, Inc. loan to Borrower;

(vi) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of Borrower as Lender may require to establish the identities of and verify the authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer thereof;

(vii) such evidence as Lender may reasonably require to verify that Borrower is duly organized or formed, validly existing, in good standing and qualified to engage in business in Delaware and California, including certified copies of Borrower’s certificates of good standing and/or qualification to engage in business, tax clearance certificates, and the like;

(viii) a certificate signed by a Responsible Officer of Borrower certifying (A) that the representations and warranties made by Borrower herein are true and correct on and as of the Closing Date (except to the extent such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date), (B) that Borrower is in compliance with all the terms and provisions of the Loan Documents to which it is a party, and no Default or Event of Default shall have occurred and be continuing, and (C) that there has been no event or circumstance since the date of the Audited Financial Statements which has a Material Adverse Effect;

(ix) opinions of counsel to Borrower and any Subsidiary in form and substance satisfactory to Lender;

(x) a certificate in form and substance satisfactory to Lender certifying that Borrower and its Subsidiaries on a consolidated basis held unrestricted cash (and cash equivalents) of $10,000,000 or more as of the last day of the month prior to the month during which the initial Extension of Credit is to be made; and

(xi) such other assurances, certificates, documents, consents or opinions as Lender reasonably may require.

(b) Any fees required to be paid on or before the Closing Date shall have been paid.

(c) Unless waived by Lender, Borrower shall have paid all Attorney Costs of Lender to the extent invoiced prior to or on the Closing Date, plus such additional amounts of Attorney Costs as shall constitute its reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude final settling of accounts between Borrower and Lender).

4.02 Conditions to all Extensions of Credit. In addition to any applicable conditions precedent set forth elsewhere in this Section 4 or in Section 2, the obligation of Lender to honor any Request for Extension of Credit other than a Conversion or Continuation is subject to the following conditions precedent:

(a) the representations and warranties of Borrower contained in Section 5 shall be correct on and as of the date of such Extension of Credit, except to the extent that such representations and warranties specifically refer to an earlier date;

(b) no Default or Event of Default exists, or would result from such proposed Extension of Credit;

(c) Lender shall have timely received a Request for Extension of Credit by Requisite Notice by the Requisite Time therefor;

(d) Lender shall have received the certificate required by Section 6.02(b) of this Agreement for the calendar month immediately preceding the date of the Request for Extension of Credit (or, in the case of a Request for Extension of Credit made during the first ten (10) Business Days of a month, Lender shall have received such certificate for the second calendar month preceding the date of the Request for Extension of Credit), and such certificate shall have certified that Borrower and its Subsidiaries on a consolidated basis held unrestricted cash (and cash equivalents) of, as applicable: (i) for the quarter ending September 30, 2004, $10,000,000 or more as of the last day of such quarter; or (ii) for each subsequent quarter after September 30, 2004, $20,000,000 or more as of the last day of each such quarter;

(e) Lender shall have received, in form and substance satisfactory to it, such other assurances, certificates, documents or consents related to the foregoing as Lender reasonably may require; and

Each Request for Extension of Credit by Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of such Extension of Credit.

SECTION 5

REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Lender that:

5.01 Existence and Qualification; Power; Compliance with Laws. Borrower is a corporation duly incorporated, validly existing and in good standing under the Laws of the state of its incorporation, has the corporate power and authority and the legal right to own, lease and operate its properties and to conduct its business as currently conducted, is duly qualified and in good standing under the Laws of Delaware, California and in all other jurisdictions in which it conducts business, except where the failure to be so qualified could not be reasonably expected to have a Material Adverse Effect, and is in compliance with all Laws except to the extent that noncompliance could not be reasonably expected to have a Material Adverse Effect.

5.02 Power; Authorization; Enforceable Obligations. Borrower has the corporate power and authority and the legal right to make, deliver and perform each Loan Document to which it is a party and Borrower has the corporate power and authority to borrow hereunder and has taken all necessary action to authorize the borrowings on the terms and conditions of this Agreement and to authorize the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party. No consent or authorization of, filing with, or other act by or in respect of any Governmental Authority, is required in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Loan Documents. The Loan Documents have been duly executed and delivered by Borrower, and constitute a legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms.

5.03 No Legal Bar. The execution, delivery, and performance by Borrower of the Loan Documents to which it is a party and compliance with the provisions thereof have been duly authorized by all requisite action on the part of Borrower and do not and will not (a) violate or conflict with, or result in a breach of, or require any consent under (i) any Organization Documents of Borrower or any of its Subsidiaries, (ii) any material applicable Laws, rules, or regulations or any order, writ, injunction, or decree of any Governmental Authority or arbitrator, or (iii) any material Contractual Obligation of Borrower or any of its Subsidiaries or by which any of them or any of their property is bound or subject, (b) constitute a default under any such material agreement or instrument, or (c) result in, or require, the creation or imposition of any Lien on any of the properties of Borrower or any of its Subsidiaries (other than the Liens granted in connection herewith).

5.04 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) to the extent required by GAAP, show all material indebtedness and other liabilities, direct or contingent, of Borrower and its Subsidiaries as of the date thereof.

(b) Since the date of the Audited Financial Statements, there has been no event or circumstance which has a Material Adverse Effect.

5.05 Litigation. Except as disclosed in Schedule 5.05, no litigation, investigation or proceeding of or before an arbitrator or Governmental Authority is pending or, to the best of knowledge of Borrower, threatened by or against Borrower or any of its Subsidiaries or against any of their properties or revenues which could reasonably be expected to have a Material Adverse Effect.

5.06 No Default. Neither Borrower nor any its Subsidiaries are in default under or with respect to any Contractual Obligation which could reasonably be expected to have a Material Adverse Effect, and no Default or Event of Default has occurred and is continuing or will result from the consummation of this Agreement or any of the other Loan Documents, or the making of the Extensions of Credit hereunder.

5.07 Ownership of Property; Liens. Borrower and its Subsidiaries have valid fee or leasehold interests in all real property which they use in their respective businesses, and Borrower and its respective Subsidiaries have good and marketable title to all their other property, and none of such property is subject to any Lien, except as permitted in Section 7.02.

5.08 Taxes. Borrower and its Subsidiaries have filed all material tax returns which are required to be filed, and have paid, or made provision for the payment of, all taxes with respect to the periods, property or transactions covered by said returns, or pursuant to any assessment received by Borrower or its respective Subsidiaries, except (a) such taxes, if any, as are being contested in good faith by appropriate proceedings and as to which adequate reserves have been established and maintained, and (b) immaterial taxes; provided, however, that in each case no material item or portion of property of Borrower or any of its Subsidiaries is in jeopardy of being seized, levied upon or forfeited.

5.09 Margin Regulations; Investment Company Act; Public Utility Holding Company Act.

(a) Borrower is not engaged nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. No part of the proceeds of any Extensions of Credit hereunder will be used for “purchasing” or “carrying” “margin stock” as so defined or for any purpose which violates, or which would be inconsistent with, the provisions of Regulations U or X of such Board of Governors.

(b) Neither Borrower nor any of its Subsidiaries (i) is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, or (ii) is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.10 ERISA Compliance.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable Laws. Each Plan or other employee benefit plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS or an application for such a letter is currently being processed by the

IRS with respect thereto and, to the best knowledge of Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan. There has been no prohibited transaction (which is not otherwise exempt under Section 4975 of the Code) or violation of the fiduciary responsibility rules under ERISA with respect to any Plan that has or could reasonably be expected to have a Material Adverse Effect.

(b) (i) No ERISA Event has occurred or, to the best of knowledge of Borrower or any ERISA Affiliate, is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither Borrower nor any ERISA Affiliate has incurred, or, to the best of knowledge of Borrower or any ERISA Affiliate, reasonably expects to incur, any liability (and, to the best of knowledge of Borrower or any ERISA Affiliate, no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

5.11 Intangible Assets. Borrower and its Subsidiaries own, or possess the right to use, all trademarks, trade names, copyrights, patents, patent rights, franchises, licenses and other intangible assets that are used in the conduct of their respective businesses as now operated or could obtain such right without causing a Material Adverse Effect, and none of such items, to the best knowledge of Borrower, conflicts with the valid trademark, trade name, copyright, patent, patent right or intangible asset of any other Person to the extent that such conflict has or could reasonably be expected to have a Material Adverse Effect.

5.12 Compliance With Laws. Borrower and its Subsidiaries are in compliance in all material respects with all material Laws that are applicable such Person.

5.13 Environmental Compliance. Borrower and its Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof Borrower has reasonably concluded that such Environmental Laws and claims do not, individually or in the aggregate, have a Material Adverse Effect.

5.14 Insurance. The properties of Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where Borrower or such Subsidiary operates.

5.15 Swap Obligations. Neither Borrower nor any of its Subsidiaries has incurred any outstanding obligations under any Swap Contracts, other than Permitted Swap Obligations.

Borrower has undertaken its own independent assessment of its consolidated assets, liabilities and commitments and has considered appropriate means of mitigating and managing risks associated with such matters and has not relied on any swap counterparty or any Affiliate of any swap counterparty in determining whether to enter into any Swap Contract.

5.16 Disclosure. No statement, information, report, representation, or warranty made by Borrower in any Loan Document or furnished to Lender in connection with any Loan Document contains any untrue statement of a material fact or, when viewed together with Borrower’s periodic reports filed under the Exchange Act and the rules and regulations promulgated thereunder, omits to state any material fact necessary to make the statements herein or therein not misleading.

SECTION 6

AFFIRMATIVE COVENANTS

So long as any Obligation (excluding inchoate indemnity obligations) remains unpaid or unperformed, or any portion of the Commitment remains outstanding, Borrower shall, and shall (except in the case of Borrower’s reporting covenants set forth in Sections 6.01 and 6.02(a)-(c), cause each Subsidiary, to:

6.01 Financial Statements. Deliver to Lender, in form and detail satisfactory to Lender:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of Borrower, a consolidated balance sheet, a consolidated statement of income and a consolidated cash flow statement of Borrower and its Subsidiaries as at the end of such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with GAAP and shall not be subject to any qualifications or exceptions as to the scope of the audit nor to any qualifications and exceptions not reasonably acceptable to Lender;

(b) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Borrower, a consolidated balance sheet, a consolidated statement of income and a consolidated cash flow statement of Borrower and its Subsidiaries as at the end of such fiscal quarter, and the for such fiscal quarter and for the portion of Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of Borrower as fairly presenting in all material respects the financial condition, results of operations and cash flows of Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and

(c) Reports required to be delivered pursuant to clauses (a) and (b) of this Section 6.01 shall be deemed to have been delivered on the date on which Borrower posts such reports on Borrower’s internet website at the website address listed on Schedule 9.02 hereof or when such report is posted on the Securities and Exchange Commission’s website at www.sec.gov.;

provided that (x) Borrower shall notify Lender of the posting of any such new material, and (y) in every instance Borrower shall provide paper copies of the Compliance Certificates required by clause (a) of Section 6.02 to Lender. Except for the Compliance Certificates referred to in such clause (a) of Section 6.02, Lender shall have no obligation to request the delivery or to maintain copies of the reports referred to in clauses (a) and (b) of this Section 6.01, and in any event shall have no responsibility to monitor compliance by Borrower with any such request for delivery, and Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such reports.

6.02 Certificates, Notices and Other Information. Deliver to Lender, in form and detail satisfactory to Lender:

(a) within five (5) days after the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of Borrower;

(b) quarterly on or before the tenth Business Day of each calendar quarter, certified copies of reports or account statements signed by a Responsible Officer of Borrower detailing the total amount of unrestricted cash (and cash equivalents) held by Borrower and its Subsidiaries on a consolidated basis as of the last day of the immediately preceding calendar quarter (“Consolidated Cash Balance”);

(c) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of Borrower, and copies of all annual, regular, periodic and special reports and registration statements which Borrower may file or be required to file with the Securities and Exchange Commission under Sections 13 or 15(d) of the Exchange Act, and not otherwise required to be delivered to Lender pursuant hereto;

(d) promptly after the occurrence thereof, notice of any Default or Event of Default;

(e) notice of any change in accounting policies or financial reporting practices by Borrower or any Subsidiary that is material to Borrower or to Borrower and its Subsidiaries on a consolidated basis;

(f) promptly after the commencement thereof, notice of any litigation, investigation or proceeding affecting Borrower where the reasonably expected damages to Borrower exceed the Threshold Amount, or in which injunctive relief or similar relief is sought, which relief, if granted, could reasonably be expected to have a Material Adverse Effect;

(g) promptly after the occurrence thereof, notice of any Reportable Event with respect to any Plan or the intent to terminate any Plan, or the institution of proceedings or the taking or expected taking of any other action to terminate any Plan or withdraw from any Plan;

(h) promptly after the occurrence thereof, notice of any Material Adverse Effect; and

(i) promptly, such other data and information as from time to time may be reasonably requested by Lender.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of Borrower setting forth details of the occurrence referred to therein and stating what action Borrower has taken and proposes to take with respect thereto. The annual reports, proxies, financial statements or other communications required by Section 6.02(c) above shall be deemed to have been delivered on the date on which Borrower posts such reports on Borrower’s website on the Internet at the website address listed on Schedule 9.02 hereof or when such report is posted on the Securities and Exchange Commission’s website at www.sec.gov.; provided that Borrower shall notify Lender of the posting of any such new material. Lender shall have no obligation to request the delivery or to maintain copies of the reports and communications referred to in Section 6.02(c), and in any event shall have no responsibility to monitor compliance by Borrower with any such request for delivery, and Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such reports and communications.

6.03 Payment of Taxes. Pay and discharge when due all material taxes, assessments, and governmental charges, except for any such tax, assessment, charge, or levy which is an Ordinary Course Lien under subsection (b) of the definition of such term.

6.04 Preservation of Existence. Preserve and maintain its existence, licenses, permits, rights, franchises and privileges necessary or desirable in the normal conduct of its business, except (i) as permitted by Section 7.03, or (ii) where failure to do so would not reasonably be expected to have a Material Adverse Effect.

6.05 Maintenance of Properties. Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good order and condition, subject to wear and tear in the ordinary course of business, and not permit any waste of its properties, except where failure to do so would not reasonably be expected to have a Material Adverse Effect.

6.06 Maintenance of Insurance. Maintain liability and casualty insurance with responsible insurance companies satisfactory to Lender in such amounts and against such risks as is customary for similarly situated businesses.

6.07 Compliance With Laws.

(a) Comply with the requirements of all applicable Laws and orders of any Governmental Authority, noncompliance with which would reasonably be expected to have a Material Adverse Effect.

(b) Conduct its operations and keep and maintain its property in material compliance with all Environmental Laws.

6.08 Inspection Rights. At any time during regular business hours and as often as reasonably requested upon reasonable notice, permit Lender, or any employee, agent or representative thereof, to examine, audit and make copies and abstracts from Borrower’s records and books of account and to visit and inspect its properties and to discuss its affairs, finances and accounts with any of its officers and key employees, and, upon request, furnish promptly to Lender true copies of all financial information and internal management reports made available to their senior management. Notwithstanding any provision of this Agreement to the contrary, so long as no Default or Event of Default shall have occurred and be continuing, neither Borrower nor any of its Subsidiaries shall be required to disclose, permit the inspection, examination, photocopying or making extracts of, or discuss, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, or (ii) the disclosure of which to Lender, or their designated representative, is then prohibited by law or any agreement binding on Borrower or any of its Subsidiaries that was not entered into by Borrower or any such Subsidiary for the purpose of concealing information from Lender. Borrower shall, however, furnish to Lender such information concerning Borrower’s intellectual property (including, without limitation, application and registration numbers for any filings in connection with such intellectual property) as is reasonably necessary to permit Lender to perfect a security interest in such intellectual property.

6.09 Keeping of Records and Books of Account. Keep records and books of account adequate to prepare financial statements in conformity with GAAP, consistently applied, and in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over Borrower or any applicable Subsidiary.

6.10 Compliance with ERISA. Cause, and cause each of its ERISA Affiliates to: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable Laws; (b) to take all actions to cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412 of the Code.

6.11 Compliance With Agreements. Promptly and fully comply with all Contractual Obligations to which any one or more of them is a party, except for any such Contractual Obligations (a) the nonperformance of which would not cause a Default or Event of Default, (b) then being contested by any of them in good faith by appropriate proceedings, or (c) if the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.12 Stock Pledge Agreement. Promptly, upon obtaining ownership of any Scala Business Solutions N.V. (“Scala”) stock, provide to Lender a Stock Pledge Agreement or other applicable document in the form and substance reasonably satisfactory to Lender, fully executed on behalf of Borrower, and take such other actions as are necessary to pledge sixty-six and 66/100ths percent (66.66%) of its holdings of Scala stock, or of the stock of the Subsidiary that acquired Scala stock, if that is the case, and deliver legal opinions of counsel to Borrower and its Subsidiary in form and substance satisfactory to Lender.

6.13 Use of Proceeds. Use the proceeds of Extensions of Credit for lawful general corporate purposes including working capital and general corporate purposes, including Acquisitions, not otherwise in contravention of this Agreement.

SECTION 7

NEGATIVE COVENANTS

So long as any Obligations remain unpaid or unperformed, or any portion of the Commitment remains outstanding, Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly:

7.01 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness except for the following (“Permitted Indebtedness”):

(a) Indebtedness under this Agreement;

(b) Indebtedness outstanding on the date hereof and listed on the Disclosure Letter and any refinancings, refundings, renewals or extensions thereof, provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to the premium or other amount paid, and fees and expenses incurred, in connection with such refinancing and by an amount equal to any utilized commitments thereunder, and (ii) the weighted average life of the principal payments pursuant to such refinanced, refunded, renewed or extended Indebtedness shall be no shorter than the weighted average life of such payments pursuant to such Indebtedness immediately prior to such refinancing, refunding, renewal or extension;

(c) Ordinary Course Indebtedness;

(d) Indebtedness of Borrower and its Subsidiaries under loans and Capital Leases incurred by Borrower or any of its Subsidiaries to finance the acquisition by such Person of real property, improvements, fixtures, equipment or other fixed assets (together with attachments, ascensions, additions, “soft costs” and proceeds thereof), provided that in each case, (i) such Indebtedness is incurred by such Person at the time of, or not later than six (6) months after, the acquisition by such Person of the property so financed, and (ii) such Indebtedness does not exceed the purchase price of the property so financed;

(e) Indebtedness of Borrower and any of its Subsidiaries under Synthetic Lease Obligations;

(f) Indebtedness of Borrower and its Subsidiaries under initial or successive refinancings, refundings, renewals or extensions of any Indebtedness permitted by subsections (d), (e) and (f) above, provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to the premium or other amount paid, and fees and expenses incurred, in connection with such refinancing, and (ii) the weighted average life of the principal payments pursuant to such refinanced, refunded, renewed or extended Indebtedness shall be no shorter than the weighted average life of such payments pursuant to such Indebtedness immediately prior to such refinancing, refunding, renewal or extension;

(g) Indebtedness of Borrower to any of Borrower’s Subsidiaries, Indebtedness of any of Borrower’s Subsidiaries to Borrower or Indebtedness of any of Borrower’s Subsidiaries to any of Borrower’s other Subsidiaries;

(h) Subordinated Debt of Borrower to any Person, provided that (A) such Indebtedness contains subordination provisions as reasonably approved by Lender; and (B) the maturity date of the Subordinated Debt shall not be earlier than the Business Day next following the Maturity Date; and

(i) Other Indebtedness not included in (a) through (h) above and not exceeding, in the aggregate at any time, 15% of the total consolidated assets of Borrower and its Subsidiaries determined as of the end of the most recent fiscal quarter.

7.02 Liens. Incur, assume or suffer to exist, any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for the following (“Permitted Liens”):

(a) Liens existing on the date hereof and listed on the Disclosure Letter and any renewals or extensions thereof, provided that the property covered thereby is not increased and any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.01(a);

(b) Ordinary Course Liens;

(c) Liens securing Investments which constitute Permitted Investments under Section 7.05(d);

(d) Liens on the property or assets of any Person which becomes a Subsidiary of Borrower after the date of this Agreement or acquired after the date of this Agreement, provided that (i) such Liens exist at the time such Person became a Subsidiary or the assets were acquired for the Permitted Indebtedness, and (ii) such Liens were not created in contemplation of the acquisition of such Person or such acquisition of assets;

(e) Rights of vendors or lessors under conditional sale agreements, Capital Leases or other agreements relating to Indebtedness described in Section 7.01(d) or other title retention agreements, provided that in each case, (i) such rights secure or otherwise relate to Permitted Indebtedness, (ii) such rights do not extend to any property other than property acquired with the proceeds of such Permitted Indebtedness (together with accessions, additions, replacements and proceeds thereof), and (iii) such rights do not secure any Indebtedness other than Permitted Indebtedness;

(f) Liens securing Indebtedness and any related obligations of Borrower or any of its Subsidiaries which constitutes Permitted Indebtedness under Section 7.01(f) (or refinancings of such Indebtedness under Section 7.01(g)), provided that such Liens cover only those assets subject to Synthetic Lease Obligations (together with accessions, additions, replacements and proceeds thereof);

(g) Liens incurred in connection with leases, subleases, licenses and sublicenses granted to Persons not interfering in any material respect with the business of Borrower and its Subsidiaries and any interest or title of a lessee or licensee under any such leases, subleases, licenses or sublicenses;

(h) Liens arising in connection with judgments not constituting an Event of Default pursuant to Section 8.01(h); and

(i) Liens not otherwise permitted hereunder on the property or assets of Borrower and any of its Subsidiaries securing (i) borrowed money Indebtedness, or (ii) all obligations of Borrower arising other than in connection with any securitization which are evidenced by bonds, debentures, notes or other similar instruments.

7.03 Fundamental Changes. Merge or consolidate with or into any Person or liquidate, wind-up or dissolve itself, or permit or suffer any liquidation or dissolution or sell all or substantially all of its assets, except that:

(a) any Subsidiary may merge with (i) Borrower, provided that Borrower shall be the continuing or surviving corporation, (ii) any one or more Subsidiaries, and (iii) any joint venture, partnership or other Person, so long as such joint venture, partnership and other Person will, as a result of making such merger and all other contemporaneous related transactions, become a Subsidiary;

(b) any Subsidiary may sell or transfer all or substantially all of its assets (through voluntary liquidation, dissolution or winding up or otherwise), to Borrower or to another Subsidiary;

(c) Borrower may merge into or consolidate with any other Person, provided that (i) Borrower is the surviving corporation, and (ii) immediately after giving effect to such merger or consolidation, no Default or Event of Default shall have occurred and be continuing; and

(d) any Subsidiary may merge or consolidate with or into any other Person or sell all or substantially all of its assets to the extent such transaction is a Disposition otherwise permitted under Section 7.04 or an Investment otherwise permitted under Section 7.05 and immediately after giving effect to such merger or consolidation, no Default or Event of Default shall have occurred and be continuing.

7.04 Dispositions. Make any Dispositions, except:

(a) Ordinary Course Dispositions; and

(b) Dispositions permitted by Section 7.03.

7.05 Investments. Make any Investments, except for the following (“Permitted Investments”):

(a) Investments existing on the Closing Date;

(b) Ordinary Course Investments;

(c) Investments permitted by Section 7.01 or Section 7.03;

(d) Investments arising from rights received by Borrower and its Subsidiaries upon the required payment of any permitted contingent obligations of Borrower and its Subsidiaries;

(e) Investments in the nature of Acquisitions, provided that (i) immediately after the Acquisition Borrower and its Subsidiaries will meet the financial covenants set forth in Section 7.12 and (ii) the Acquisition is not in the nature of a hostile takeover;

(f) Investments of Borrower and its Subsidiaries in Swap Contracts, provided that all such arrangements are entered into in connection with bona fide hedging operations and not for speculation; and

(g) Other Investments not exceeding, in the aggregate at any time, five percent (5%) of the total consolidated assets of Borrower and its Subsidiaries determined as of the end of the most recent fiscal quarter.

7.06 Restricted Payments. Make any Restricted Payments, except as follows:

(a) Borrower may pay dividends or other distributions payable solely in shares of capital stock of Borrower or any Subsidiary or payable by a Subsidiary to Borrower or to another Subsidiary;

(b) Borrower may distribute rights pursuant to a shareholder rights plan or redeem such rights, provided that such redemption is in accordance with the terms of such shareholder rights plan;

(c) Borrower may make Restricted Payments in connection with or pursuant to any of its Employee Benefits Plans or in connection with the employment, termination or compensation of its employees, officers or directors;

(d) Borrower may purchase Equity Securities pursuant to one or more stock repurchase programs, provided that (i) no Default or Event of Default shall have occurred and be continuing, (ii) after giving effect to any such repurchases Borrower shall be in compliance with Section 7.12; and (iii) when combined with the amount of all dividends, purchases or redemptions made under Section 7.06(e), the total of all such purchases of Equity Securities shall not exceed the sum of $10,000,000 in the aggregate over the life of this Agreement;

(e) Any Subsidiary of Borrower may declare or pay any dividends in respect of its Equity Securities or purchase or redeem shares of its Equity Securities or make distributions to shareholders not otherwise permitted hereunder, provided that (i) the aggregate amount paid or distributed in any period of four consecutive quarters (excluding any amounts covered by subsection (b) above) does not exceed 5% of consolidated assets as determined as of the fiscal quarter immediately preceding the date of determination; and (ii) when combined with the amount of all purchases of Equity Securities made under Section 7.06(d), the total of all such dividends, purchases or redemptions shall not exceed the sum of $10,000,000 in the aggregate in the aggregate over the life of this Agreement; and

(f) Borrower may repurchase fractional shares of capital stock arising out of stock dividends, splits or combinations, business combinations or conversion of convertible securities.

7.07 ERISA. At any time engage in a transaction which could be subject to Sections 4069 or 4212(c) of ERISA, or permit any Pension Plan to (a) engage in any non-exempt “prohibited transaction” (as defined in Section 4975 of the Code); (b) fail to comply with ERISA or any other applicable Laws; or (c) incur any material “accumulated funding deficiency” (as defined in Section 302 of ERISA), which, with respect to each event listed above, has a Material Adverse Effect.

7.08 Change in Nature of Business. Engage, either directly or indirectly through Affiliates or Acquisitions in any line of business other than the enterprise software business, any other business incidental or reasonably related thereto, or any businesses that are, as determined by the Board of Directors of Borrower, appropriate extensions thereof.

7.09 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate (other than transactions among Borrower or any of its Subsidiaries and any Subsidiary) of Borrower other than arm’s-length transactions with Affiliates that are otherwise permitted hereunder and except as follows:

(a) reasonable and customary fees in the industry paid to members of the board of directors (or similar governing body) of Borrower or its Subsidiaries; and

(b) reasonable compensation arrangements and benefit plans for officers and other employees of Borrower and its Subsidiaries entered into or maintained in the ordinary course of business; provided that such transactions do not have a Material Adverse Effect on Borrower or any Subsidiary.

7.10 Use of Proceeds. Borrower shall not, and shall not suffer or permit any Subsidiary to, use any portion of the Loan proceeds or any Letter of Credit, directly or indirectly, (i) for any Acquisition unless such Acquisition has been approved in writing by the board of directors or equivalent governing body of the acquiree is obtained, or (ii) to acquire any security in any transaction that is subject to Section 13 (other than an Investment Transaction) or Section 14 of the Exchange Act unless, prior to the time such transaction becomes subject to such Section 13 or 14, the board of directors or other applicable governing body of the Person that is the issuer of such securities has adopted a resolution approving such transaction and approving any “change in control” with respect to such Person whereby Borrower or such Subsidiary may acquire control of such Person. For purposes of this Section 7.10, (x) an “Investment Transaction” means a transaction subject to Section 13(d), but not Section 16, of the Exchange Act, provided that in connection with such transaction Borrower or its Subsidiary (as the case may be) has reported and at all times continues to report to the SEC that such transaction is undertaken for investment purposes only and not for any of the purposes specified in clauses 4(a) through (j), inclusive, of the special instructions for complying with Schedule 13D under the Exchange Act, and (y) “change in control” means, for any Person, an Acquisition with respect to such Person. Notwithstanding the foregoing, the parties agree that the use of Loan proceeds for the Acquisition of Scala Business Solutions N.V. is permitted under this Section 7.10.

7.11 Certain Indebtedness Payments, Etc.. Neither Borrower nor any of its Subsidiaries shall pay, prepay, redeem, purchase, defease or otherwise satisfy in any manner prior to the scheduled payment thereof any Subordinated Debt except as otherwise permitted under this Section 7.11; amend, modify or otherwise change the terms of any document, instrument or agreement evidencing Subordinated Debt such that such amendment, modification or change would (i) cause the outstanding aggregate principal amount of all such Subordinated Debt so amended, modified or changed to be increased (except as a consequence of the deferral of cash interest payments by adding such payments to the principal amount thereof) as a consequence of such amendment, modification or change, (ii) increase the interest rate applicable thereto, or (iii) accelerate the scheduled payment thereof.

7.12 Financial Covenants.

(a) Minimum Consolidated EBITDA. Borrower shall not permit Consolidated EBITDA, determined as of the last day of any fiscal quarter of Borrower commencing with the fiscal quarter ending March 31, 2004, and ending with the fiscal quarter ending December 31, 2004, to be less than $5,000,000.

(b) Minimum Latest Twelve Months Consolidated EBITDA. Borrower shall not permit Consolidated EBITDA, determined as of the last day of any fiscal quarter of Borrower commencing with the fiscal quarter ending March 31, 2005 (measured on a rolling four quarter basis for the four fiscal quarters ending on such dates), to be less than the following: (i) $22,500,000 for the twelve (12) month period ending March 31, 2005; (ii) $25,000,000 for the twelve (12) month period ending June 30, 2005; (iii) $27,500,000 for the twelve (12) month period ending September 30, 2005; and (iv) $30,000,000 for the twelve (12) month period ending December 31, 2005.

(c) Maximum Adjusted Leverage Ratio. Borrower shall not permit the Adjusted Leverage Ratio, determined as of the last day of any fiscal quarter of Borrower (measured on a rolling four quarter basis) to be greater than 1.5 to 1.

(d) Minimum Fixed Charge Coverage Ratio. Borrower shall not permit the Fixed Charge Coverage Ratio, determined as of the last day of any fiscal quarter of Borrower, to be less than 3.50 to 1:00.

(e) Minimum Unrestricted Cash. Borrower shall not permit Borrower’s Consolidated Cash Balance (as defined in Section 6.02(b)) at any time through the fiscal quarter ending September 30, 2004 to fall below $10,000,000, or at any time thereafter through the Maturity Date to fall below $20,000,000. The Consolidated Cash Balance covenants set forth in this Section 7.12(e) shall be tested quarterly in accordance with the reports to be delivered to Lender pursuant to Section 6.02(b) of this Agreement.

7.13 Accounting Changes. Change (i) its fiscal year (currently January 1 to December 31), or (ii) its accounting practices except as permitted by GAAP.

SECTION 8

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Any one or more of the following events shall constitute an Event of Default:

(a) Borrower fails to pay any principal on any Outstanding Obligation (other than fees) as and on the date when due; or

(b) Borrower fails to pay any interest on any Outstanding Obligation or any facility fees or other fees specified in Sections 2.03 and 2.07 due hereunder within five (5) Business Days after the date when due; or fails to pay any other fees or amount payable to Lender under any Loan Document within ten (10) Business Days after the date due; or

(c) Any default occurs in the observance or performance of any agreement contained in Section 7; or

(d) Any default occurs in the observance or performance of any agreement contained in Section 6.01 and such default continues for five (5) days; or

(e) The occurrence of an Event of Default (as such term is or may hereafter be specifically defined in any other Loan Document) under any other Loan Document; or Borrower fails to perform or observe any other covenant or agreement (not specified in subsections (a), (b) (c) or (d) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days; or

(f) Any representation or warranty in any Loan Document proves to have been incorrect in any material respect when made or deemed made; or

(g) (i) Borrower (x) defaults on any payment when due, which remains uncured beyond any applicable cure period, of principal or interest on any Indebtedness (other than Indebtedness hereunder) having an aggregate principal amount in excess of the Threshold Amount, or (y) defaults in the observance or performance of any other agreement or covenant relating to any Indebtedness (other than Indebtedness hereunder) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, any Indebtedness in excess of the Threshold Amount to become payable or cash collateral in respect thereof to be demanded on account of such default or other event; or (ii) the occurrence under any Swap Contract of an Early Termination Date (as defined in such Swap Contract) resulting from (x) any event of default under such Swap Contract as to which Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (y) any termination event under any Swap Contract (as defined therein) as to which Borrower or any Subsidiary is an affected party (as so defined) (other than termination events resulting solely from changes in the value of Borrower’s stock price or other rates, prices or indices underlying any such Swap Contract), and as to which, in either event, the Swap Termination Value owed by Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount; provided, however, that a Voluntary Redemption Event shall not constitute an Event of Default under this Section 8.01(f); or

(h) Any Loan Document, at any time after its execution and delivery and for any reason other than the agreement of Lender or satisfaction in full of all the Obligations, ceases to be in full force and effect or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any respect; or Borrower denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(i) (i) A final judgment against Borrower is entered for the payment of money in excess of the Threshold Amount, or any non-monetary final judgment is entered against Borrower which has a Material Adverse Effect and such judgment is not stayed within thirty (30) days.

(j) Borrower or any of its Material Subsidiaries institutes or consents to the institution of any proceeding under Debtor Relief Laws, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of that Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under Debtor Relief Laws relating to any such Person or to all or any part of its property is instituted without the consent of that Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(k) (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount; (ii) the aggregate amount of Unfunded Pension Liability among all Pension Plans at any time exceeds the Threshold Amount; or (iii) Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(l) There occurs (i) any Change of Control, or (ii) any event relating to a change in the corporate ownership, control or governance of Borrower or any Subsidiary as issuer (“Issuer”) of any notes, bonds, debentures, Subordinated Debt or other debt securities, the result of which is to cause Indebtedness evidenced by any such notes, bonds, debentures, Subordinated Debt or other debt securities to be subject to mandatory redemption or repurchase by Issuer, provided the outstanding amount of such outstanding Indebtedness exceeds the Threshold Amount.

8.02 Certain Financial Covenant Defaults. In the event that, after taking into account any extraordinary charge to earnings taken or to be taken as of the end of any fiscal period of Borrower (a “Charge”), and if solely by virtue of such Charge, there would exist an Event of Default due to breach of Section 7.12 as of such fiscal period end date, such Event of Default shall be deemed to arise upon the earlier of (i) the date after such fiscal period end date on which Borrower announces publicly it will take, is taking or has taken such Charge (including an announcement in the form of a statement in a report filed with the SEC) or, if such announcement is made prior to such fiscal period end date, the date that is such fiscal period end date, and (ii) the date Borrower delivers to Lender its audited annual or unaudited quarterly financial statements in respect of such fiscal period reflecting such Charge as taken.

8.03 Remedies Upon Event of Default. Without limiting any other rights or remedies of Lender provided for elsewhere in this Agreement, or the other Loan Documents, or by applicable Law, or in equity, or otherwise:

(a) Upon the occurrence, and during the continuance, of any Event of Default other than an Event of Default described in Section 8.01(j):

(i) Lender may terminate the Commitment and/or declare all or any part of the unpaid principal of all Loans, all interest accrued and unpaid thereon and all other amounts payable under the Loan Documents to be immediately due and payable, whereupon the same shall become and be immediately due and payable, without protest, presentment, notice of dishonor, demand or further notice of any kind, all of which are expressly waived by Borrower; and/or

(ii) Issuing Lender may demand immediate payment by Borrower of an amount equal to the aggregate amount of all outstanding Letter of Credit Usage to be held in a blocked Letter of Credit cash collateral account held with Lender.

(b) Upon the occurrence of any Event of Default described in Section 8.01(j):

(i) the Commitment and all other obligations of Lender shall automatically terminate without notice to or demand upon Borrower, which are expressly waived by Borrower;

(ii) the unpaid principal of all Loans, all interest accrued and unpaid thereon and all other amounts payable under the Loan Documents shall be immediately due and payable, without protest, presentment, notice of dishonor, demand or further notice of any kind, all of which are expressly waived by Borrower; and

(iii) an amount equal to the aggregate amount of all outstanding Letter of Credit Usage shall be immediately due and payable to Issuing Lender without notice to or demand upon Borrower, which are expressly waived by Borrower, to be held in a blocked Letter of Credit cash collateral account held with Lender.

(c) Upon the occurrence of any Event of Default, Lender, without notice to (except as expressly provided for in any Loan Document) or demand upon Borrower, which are expressly waived by Borrower (except as to notices expressly provided for in any Loan Document), may proceed to protect, exercise and enforce their rights and remedies under the Loan Documents against Borrower and such other rights and remedies as are provided by Law or equity (including, without limitation, the provisions of the applicable Uniform Commercial Code).

SECTION 9

MISCELLANEOUS

9.01 Amendments; Consents. No amendment, modification, supplement, extension, termination or waiver of any provision of this Agreement or any other Loan Document, no approval or consent thereunder, and no consent to any departure by Borrower therefrom shall be effective unless in writing signed by Lender, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Except as otherwise expressly provided herein, without the approval in writing of Lender, no amendment, modification, supplement, termination, waiver or consent shall be effective.

9.02 Transmission and Effectiveness of Communications and Signatures.

(a) Modes of Delivery. Except as otherwise provided in any Loan Document, notices, requests, demands, directions, agreements and documents delivered in connection with the Loan Documents (collectively, “communications”) shall be transmitted by Requisite Notice to the number and address set forth on Schedule 9.02, may be delivered by the following modes of delivery, and shall be effective as follows:

Mode of Delivery	Effective on earlier of actual receipt and:
Courier	Scheduled delivery date
Facsimile	When transmission in legible form complete
Mail	Fourth Business Day after deposit in U.S. mail first class postage pre-paid
Personal delivery	When received
Telephone	When conversation completed

provided, however, that communications delivered to Lender pursuant to Section 2 must be in writing and shall not be effective until actually received by Lender.

(b) Reliance by Lender. Lender shall be entitled to rely and act on any communications purportedly given by or on behalf of Borrower even if (i) such communications (A) were not made in a manner specified herein, (B) were incomplete or (C) were not preceded or followed by any other notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any subsequent related communications provided for herein. Borrower shall indemnify Lender from any loss, cost, expense or liability as a result of relying on any communications permitted herein.

(c) Effectiveness of Facsimile Documents and Signatures. Documents and agreements delivered from time to time in connection with the Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as hardcopies with manual signatures and shall be binding on all Borrower and its Subsidiaries and Lender. Lender may also request that any such documents and signature be confirmed by a manually-signed hardcopy thereof; provided, however, that the failure to request or deliver any such manually-signed hardcopy shall not affect the effectiveness of any facsimile documents or signatures.

9.03 Attorney Costs, Expenses and Taxes. Borrower agrees (a) to pay or reimburse Lender for all reasonable costs and expenses incurred in connection with the development, preparation, negotiation and execution of the Loan Documents, and the development, preparation, negotiation and execution of any amendment, waiver, consent, supplement or modification to, any Loan Documents, and any other documents prepared in connection herewith or therewith, including all reasonable Attorney Costs, and (b) to pay or reimburse Lender for all costs and expenses incurred in connection with any refinancing, restructuring, reorganization (including a bankruptcy reorganization), collection and enforcement or attempted enforcement, or preservation of any rights under any Loan Documents, and any other documents prepared in connection herewith or therewith, or in connection with any refinancing, or restructuring of any such documents in the nature of a “workout” or of any insolvency or bankruptcy proceeding, including Attorney Costs. The foregoing costs and expenses shall include all reasonable search, filing, and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by Lender and the cost of independent public accountants and other outside experts retained by Lender. Any amount payable by Borrower under this Section shall bear interest from the tenth (10th) Business Day following the date of demand for payment at the Default Rate, unless waived by Lender. The agreements in this Section shall survive repayment of all Obligations.

9.04 Binding Effect; Assignment.

(a) This Agreement and the other Loan Documents to which Borrower is a party will be binding upon and inure to the benefit of Borrower and Lender and their respective successors and assigns, except that, Borrower may not assign its rights hereunder or thereunder or any interest herein or therein without the prior written consent of Lender and any such attempted assignment shall be void. Lender may at any time pledge its Note or any other instrument evidencing its rights as Lender under this Agreement to a Federal Reserve Bank, but no such pledge shall release Lender from its obligations hereunder or grant to such Federal Reserve Bank the rights of Lender hereunder absent foreclosure of such pledge.

(b) Lender may from time to time, without the consent of any other Person, grant participations to one or more other Person of all or any portion of its Commitment or Extensions of Credit; provided, however, that (i) Lender’s obligations under this Agreement shall remain unchanged, (ii) Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participation agreement shall not restrict an increase in the Commitment, so long as the amount of the participation interest is not affected thereby, and (iv) the consent of the holder of such participation interest shall not be required for amendments or waivers of provisions of the Loan Documents; provided, however, that Lender may, in any agreement with a participant, give such participant the right to consent to any matter which (A) extends the Maturity Date as to such participant or any other date upon which any payment of money is due to such participant, (B) reduces the rate of interest owing to such participant, any fee or any other monetary amount owing to such participant, or (C) reduces the amount of any installment of principal owing to such participant.

9.05 Set-off. In addition to any rights and remedies of Lender or any assignee or participant of Lender or any Affiliate thereof (each, a “Proceeding Party”) provided by law, upon the occurrence and during the continuance of any Event of Default, each Proceeding Party is authorized at any time and from time to time, without prior notice to Borrower, any such notice being waived by Borrower to the fullest extent permitted by law, to proceed directly, by right of set-off, banker’s lien, or otherwise, against any assets of Borrower and its Subsidiaries which may be in the hands of such Proceeding Party (including all general or special, time or demand, provisional or other deposits and other indebtedness owing by such Proceeding Party to or for the credit or the account of Borrower) and apply such assets against the Obligations, irrespective of whether such Proceeding Party shall have made any demand therefor and although such Obligations may be unmatured. Lender agrees promptly to notify Borrower after any such set-off and application made by Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

9.06 No Waiver; Cumulative Remedies.

(a) No failure by Lender to exercise, and no delay by Lender in exercising, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege under any Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Without limiting the generality of the foregoing, the terms and conditions of Section 4 may be waived in whole or in part, with or without terms or conditions, in respect of any Extension of Credit without prejudicing Lender’s rights to assert them in whole or in part in respect of any other Extension of Credit.

(b) The rights, remedies, powers and privileges herein or therein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law. Any decision by Lender not to require payment of any interest (including Default Interest), fee, cost or other amount payable under any Loan Document or to calculate any amount payable by a particular method on any occasion shall in no way limit or be deemed a waiver of Lender’s right to require full payment thereof, or to calculate an amount payable by another method that is not inconsistent with this Agreement, on any other or subsequent occasion.

(c) The terms and conditions of Section 9 are for the sole benefit of Lender.

9.07 Usury. Notwithstanding anything to the contrary contained in any Loan Document, the interest and fees paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If Lender shall receive interest or a fee in an amount that exceeds the Maximum Rate, the excessive interest or fee shall be applied to the principal of the Outstanding Obligations or, if it exceeds the unpaid principal, refunded to Borrower. In determining whether the interest or a fee contracted for, charged, or received by Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations.

9.08 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.09 Integration. This Agreement, together with the other Loan Documents and any letter agreements referred to herein, comprises the complete and integrated agreement of the parties on the subject matter hereof and supersedes all prior agreements, written or oral, on the subject matter hereof. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control and govern; provided that the inclusion of supplemental rights or remedies in favor of Lender in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

9.10 Nature of Lender’s Obligations. Nothing contained in this Agreement or any other Loan Document and no action taken by Lender pursuant hereto or thereto may, or may be deemed to, make Lender a partnership, an association, a joint venture or other entity, either with Borrower or any Affiliate of Borrower.

9.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any Loan Document, certificate or statement delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery thereof but shall terminate the later of (a) when the Commitment is terminated and (b) when no Obligations remain outstanding under any Loan Document. Such representations and warranties have been or will be relied upon by Lender, notwithstanding any investigation made by Lender or on its behalf.

9.12 Indemnity by Borrower. Borrower agrees to indemnify, defend, save and hold harmless Lender and its respective Affiliates, directors, officers, agents, attorneys and employees (collectively, the “Indemnitees”) from and against: (a) any and all claims, demands, actions or causes of action that are asserted against any Indemnitee by any Person (other than Lender) relating directly or indirectly to a claim, demand, action or cause of action that such Person asserts or may assert against Borrower, any of its Affiliates or any its officers or directors; (b) any and all claims, demands, actions or causes of action arising out of or relating to, the Loan Documents, any predecessor loan documents, the Commitment, the use or contemplated use of the proceeds of any Loan, property that is the subject of any Material Lease or any other collateral given to secure the obligations of Borrower under this Agreement, or the relationship of Borrower and Lender under this Agreement; (c) any administrative or investigative proceeding by any Governmental Authority arising out of or related to a claim, demand, action or cause of action described in subsection (a) or (b) above; and (d) all liabilities, claims, actions, loss, damages, including, without limitation, foreseeable and unforeseeable consequential damages, costs and expenses (including sums paid in settlement of claims and all consultant, expert and legal fees and expenses of Indemnitees’ counsel) directly or indirectly arising out of or resulting from any Hazardous Substance being present at any time in or around any part of the Borrower’s properties (leasehold or fee), or in the soil, groundwater or soil vapor on or under the Borrower’s properties (leasehold or fee), including those incurred in connection with any investigation of site conditions or any clean-up, remedial, removal or restoration work, or any resulting damages or injuries to the person or property of any third parties or to any natural resources; (e) any and all liabilities, losses, costs or expenses (including Attorney Costs) that any Indemnitee suffers or incurs as a result of the assertion of any foregoing claim, demand, action, cause of action or proceeding, or as a result of the preparation of any defense in connection with any foregoing claim, demand, action, cause of action or proceeding, in all cases, whether or not an Indemnitee is a party to such claim, demand, action, cause of action or proceeding, including those liabilities caused by an Indemnitee’s own negligence (all the foregoing, collectively, the “Indemnified Liabilities”); provided that no Indemnitee shall be entitled to indemnification for any loss caused by its own gross negligence or willful misconduct or for any loss asserted against it by another Indemnitee.

9.13 Nonliability of Lender.

Borrower acknowledges and agrees that:

(a) Any inspections of any property of Borrower made by or through Lender are for purposes of administration of the Loan Documents only, and Borrower is not entitled to rely upon the same (whether or not such inspections are at the expense of Borrower);

(b) By accepting or approving anything required to be observed, performed, fulfilled or given to Lender pursuant to the Loan Documents, Lender shall not be deemed to have warranted or represented the sufficiency, legality, effectiveness or legal effect of the same, or of any term, provision or condition thereof, and such acceptance or approval thereof shall not constitute a warranty or representation to anyone with respect thereto by Lender;

(c) The relationship between Borrower and Lender is, and shall at all times remain, solely that of borrower and lender; Lender shall not under any circumstance be deemed to be in a relationship of confidence or trust or a fiduciary relationship with Borrower or its Affiliates, or to owe any fiduciary duty to Borrower or its Affiliates; Lender does not undertake or assume any responsibility or duty to Borrower or its Affiliates to select, review, inspect, supervise, pass judgment upon or inform Borrower or its Affiliates of any matter in connection with their property or the operations of Borrower or its Affiliates; Borrower and its Affiliates shall rely entirely upon their own judgment with respect to such matters; and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by Lender in connection with such matters is solely for the protection of Lender and neither Borrower nor any other Person is entitled to rely thereon; and

(d) Lender shall not be responsible or liable to any Person for any loss, damage, liability or claim of any kind relating to injury or death to Persons or damage to property caused by the actions, inaction or negligence of Borrower and/or its Affiliates and Borrower hereby indemnifies and holds Lender harmless from any such loss, damage, liability or claim.

9.14 No Third Parties Benefited. This Agreement is made for the purpose of defining and setting forth certain obligations, rights and duties of Borrower and Lender in connection with the Extensions of Credit, and is made for the sole benefit of Borrower and Lender, and Lender’s successors and assigns. Except as provided in Sections 9.13 and 9.21, no other Person shall have any rights of any nature hereunder or by reason hereof.

9.15 Severability. Any provision of the Loan Documents that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.16 Confidentiality. Lender shall use any confidential non-public information concerning Borrower and its Subsidiaries that is furnished to Lender by or on behalf of Borrower and its Subsidiaries in connection with the Loan Documents (collectively, “Confidential Information”) solely for the purpose of evaluating and providing products and services to them and administering and enforcing the Loan Documents, and it will hold the Confidential

Information in confidence. Notwithstanding the foregoing, Lender may disclose Confidential Information to: (a) its Affiliates, or any of its or its Affiliates’ directors, officers, employees, advisors, or representatives (collectively, the “Representatives”) whom it determines needs to know such information for the purposes set forth in this Section; (b) any bank or financial institution or other entity to which Lender has assigned or desires to assign an interest or participation in the Loan Documents or the Obligations, provided that any such foregoing recipient of such Confidential Information agrees to keep such Confidential Information confidential as specified herein; (c) any governmental agency or regulatory body having or claiming to have authority to regulate or oversee any aspect of Lender’s business or that of its Representatives in connection with the exercise of such authority or claimed authority; (d) the extent necessary or appropriate to effect or preserve Lender’s or any of its Affiliates’ security (if any) for any Obligation or to enforce any right or remedy or in connection with any claims asserted by or against Lender or any of its Representatives; and (e) pursuant to any subpoena or any similar legal process so long as Borrower is, or has been, given notice of such legal process and the opportunity to seek a protective order. For purposes hereof, the term “Confidential Information” shall not include information that (x) is in Lender’s possession prior to its being provided by or on behalf of the Borrower and its Subsidiaries, provided that such information is not known by Lender to be subject to another confidentiality agreement with, or other legal or contractual obligation of confidentiality to, Borrower, (y) is or becomes publicly available (other than through a breach hereof by Lender), or (z) becomes available to Lender on a nonconfidential basis, provided that the source of such information was not known by Lender to be bound by a confidentiality agreement or other legal or contractual obligation of confidentiality with respect to such information.

9.17 Further Assurances. Borrower and its Subsidiaries shall, at their expense and without expense to Lender, do, execute and deliver such further acts and documents as Lender from time to time reasonably requires for the assuring and confirming unto Lender of the rights hereby created or intended now or hereafter so to be, or for carrying out the intention or facilitating the performance of the terms of any Loan Document.

9.18 Headings. Section headings in this Agreement and the other Loan Documents are included for convenience of reference only and are not part of this Agreement or the other Loan Documents for any other purpose.

9.19 Time of the Essence. Time is of the essence of the Loan Documents.

9.20 Governing Law.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF CALIFORNIA OR OF THE UNITED STATES FOR THE

CENTRAL DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, BORROWER AND LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. BORROWER AND LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED HERETO. BORROWER AND LENDER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

9.21 Waiver of Right to Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

9.22 Entire Agreement. This Agreement and the other Loan Documents represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

[Signatures on following page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

EPICOR SOFTWARE CORPORATION, a Delaware corporation, as Borrower

By:	/s/ MICHAEL PIRAINO

Name:	Michael A. Piraino

Title:	Chief Financial Officer

and Senior Vice President

KEYBANK NATIONAL ASSOCIATION, as Lender

By:	/s/ THOMAS CRANDELL

Name:	Thomas A. Crandell

Title:	Senior Vice President

EXHIBIT A

FORM OF REQUEST FOR EXTENSION OF CREDIT

Date:                     ,

To:	KeyBank National Association

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement (24-Month) dated as of December             , 2003, between EPICOR SOFTWARE CORPORATION, a Delaware corporation (“Borrower”) and Lender (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement,” the terms defined therein being used herein as therein defined).

The undersigned hereby requests (select one):

__ A Borrowing of Loans	__ A Conversion or Continuation of Loans

1.	On

2.	In the amount of $

3.	Comprised of [Eurocurrency or Base Rate]

      [type of Loan requested]

4.	If applicable: with an Interest Period of [1, 2, 3 or 6] months.

The foregoing request complies with the requirements of Section 2.01 of the Agreement. Other than in connection with a Conversion or Continuation of Loans, the undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the above date, before and after giving effect to the Extension of Credit:

(a) The representations and warranties made by Borrower in the Agreement, or which are contained in any certificate, document or financial or other statement furnished at any time under or in connection therewith, are and will be correct on and as of the date of this Extension of Credit, except to the extent that such representations and warranties specifically refer to any earlier date; and

Credit Agreement Form of Request for Extension of Credit	A-1

(b) no Default or Event of Default has occurred and is continuing on the date hereof or after giving effect to this Extension of Credit.

EPICOR SOFTWARE CORPORATION, a Delaware corporation

By:

Name:

Title:

Credit Agreement Form of Request for Extension of Credit	A-2

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:

To:	KeyBank National Association

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement (24 Months) dated as of January 28, 2004, between Epicor Corporation, a Delaware corporation (“Borrower”), and KeyBank National Association (“Lender”) (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined).

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the _______ of Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to Lender on the behalf of Borrower, and that:

1. Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

1. Attached hereto as Schedule 1 are the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of Borrower ended as of the above date. Such financial statements fairly present the financial condition, results of operations and changes in financial position of Borrower and its Subsidiaries in accordance with GAAP as at such date and for such periods, subject only to normal year-end audit adjustments and the absence of footnotes.

2. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his supervision, a detailed review of the transactions and conditions (financial or otherwise) of Borrower during the accounting period covered by the attached financial statements.

3. A review of the activities of the Borrower during such fiscal period has been made under my supervision with a view to determining whether during such fiscal period Borrower performed and observed all its respective Obligations under the Loan Documents, and to the best knowledge of the undersigned during such fiscal period, Borrower performed and observed each covenant and condition of the Loan Documents applicable to it.

4. The following financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate on and as of the date of this Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of _______________.

EPICOR CORPORATION, a Delaware corporation

By:

Name:

Title:

Credit Agreement Form of Compliance Certificate	B-1

SCHEDULE 2

to the Compliance Certificate

($ in 000’s)

Section 7.12(a) – Minimum Consolidated EBITDA.

Consolidated EBITDA measured on the last day of any fiscal quarter of Borrower commencing with the fiscal quarter ending March 31, 2004 (each period referred to as a quarter):

Actual 3/31/04
A. Net Income	$0
B. Consolidated Interest Expense	$0
C. Cash Income Tax Expense (Refunds)	$0
D. Depreciation	$0
E. Amortization	$0
F. Non-Cash Stock Compensation	$0
G. Non-Cash Extraordinary Losses	$0
I. Less: (One-Time Gains)	$0

H. Total Quarterly EBITDA (Sum of A-I)	$0

Consolidated EBITDA for each fiscal Quarter commencing:

i) March 31, 2004	$
(Minimum required $5.0 million)

ii) June 30, 2004	$
(Minimum required $5.0 million)

iii) September 30, 2004	$
(Minimum required $5.0 million)

iv) December 31, 2004	$
(Minimum required $5.0 million)

In Compliance for the Fiscal Quarter ended                                                  ? Yes          No

Credit Agreement Form of Compliance Certificate	B-2

Section 7.12(b) – Minimum Latest Twelve Month Consolidated EBITDA.

(Commencing with the fiscal quarter ending March 31, 2005)

Consolidated EBITDA measured on the last day of any fiscal quarter of Borrower commencing with the fiscal quarter ending March 31, 2005 (measured on a rolling four-quarter basis) (each period referred to as a “Statement Period”):

	Actual 6/30/04	Actual 9/30/04	Actual 12/31/04	Actual 3/31/05	LTM 3/31/05
A. Net Income	$0	$0	$0	$0	$0
B. Consolidated Interest Expense	$0	$0	$0	$0	$0
C. Cash Income Tax Expense (Refunds)	$0	$0	$0	$0	$0
D. Depreciation	$0	$0	$0	$0	$0
E. Amortization	$0	$0	$0	$0	$0
F. Non-Cash Stock Compensation	$0	$0	$0	$0	$0
G. Non-Cash Extraordinary Losses	$0	$0	$0	$0	$0
H. Less: (One-Time Gains)	$0	$0	$0	$0	$0

I. Total EBITDA (Sum of A-H)	$0	$0	$0	$0	$0

A.	Consolidated EBITDA for each fiscal LTM period commencing:

i) March 31, 2005	$
(Minimum required $22.5 million)

ii) June 30, 2005	$
(Minimum required $25.0 million)

iii) September 30, 2005	$
(Minimum required is $27.5 million)

iv) December 31, 2005	$
(Minimum required is $30.0 million)

In Compliance for the Fiscal Quarter ended                                                  ? Yes          No

Credit Agreement Form of Compliance Certificate	B-3

Section 7.12(c) – Maximum Total Leverage Ratio.

Indebtedness at Statement Date (as calculated below):

Actual 3/31/04
A. Borrowed Money (other than trade)	$0
B. Installment Purchases	$0
C. Capital Leases	$0
D. Letters of Credit	$0
E. Guaranties	$0

F. Total Indebtedness (Sum of A-E)	$0

Consolidated EBITDA measured on a rolling four quarter basis for the four fiscal quarters ended as of the Statement Date (“Subject Period”):

	Actual 6/30/03	Actual 9/30/03	Actual 12/31/03	Actual 3/31/04	LTM 3/31/04
G. Net Income	$0	$0	$0	$0	$0
H. Consolidated Interest Expense	$0	$0	$0	$0	$0
I. Cash Income Tax Expense (Refunds)	$0	$0	$0	$0	$0
J. Depreciation	$0	$0	$0	$0	$0
K. Amortization	$0	$0	$0	$0	$0
L. Non-Cash Stock Compensation	$0	$0	$0	$0	$0
M. Non-Cash Extraordinary Losses	$0	$0	$0	$0	$0
N. Less: (One-Time Gains)	$0	$0	$0	$0	$0

O. Total EBITDA (Sum of G-N)	$0	$0	$0	$0	$0

Total Leverage Ratio at March 31, 2004 (F divided by O)	to 1.00
Maximum Permitted: 1.50 to 1.00

In Compliance for the Fiscal Quarter ended                                                       ? Yes              No

Applicable Pricing Level

Credit Agreement Form of Compliance Certificate	B-3

Section 7.12(d) – Minimum Fixed Charge Coverage Ratio.

Consolidated EBITDA plus Operating Lease Expense measured on a rolling four quarter basis for the four fiscal quarters ended as of the Statement Date (“Subject Period”):

	Actual 6/30/03	Actual 9/30/03	Actual 12/31/03	Actual 3/31/04	LTM 3/31/04
A. Net Income	$0	$0	$0	$0	$0
B. Consolidated Interest Expense	$0	$0	$0	$0	$0
C. Cash Income Tax Expense (Refunds)	$0	$0	$0	$0	$0
D. Depreciation	$0	$0	$0	$0	$0
E. Amortization	$0	$0	$0	$0	$0
F. Non-Cash Stock Compensation	$0	$0	$0	$0	$0
G. Non-Cash Extraordinary Losses	$0	$0	$0	$0	$0
H. Less: (One-Time Gains)	$0	$0	$0	$0	$0
I. Operating Lease Expense	$0	$0	$0	$0	$0

J. Total Numerator (Sum of A-I)	$0	$0	$0	$0	$0

Consolidated Fixed Charges measured on a rolling four quarter basis for the four fiscal quarters ended as of the Statement Date (“Subject Period”):

	Actual 6/30/03	Actual 9/30/03	Actual 12/31/03	Actual 3/31/04	LTM 3/31/04
K. Consolidated Capital Expenditures	$0	$0	$0	$0	$0
L. Consolidated Interest Expense	$0	$0	$0	$0	$0
M. Operating Lease Expense	$0	$0	$0	$0	$0
N. Cash Income Tax Expense (Refunds)	$0	$0	$0	$0	$0
O. Total Denominator (Sum of K-N)	$0	$0	$0	$0	$0

Total Fixed Charge Coverage Ratio at March 31, 2004 (J divided by O)	to 1.00
Minimum Required: 3.50 to 1.00

In Compliance for the Fiscal Quarter ended                                     ? Yes          No

Credit Agreement Form of Compliance Certificate	B-4

Section 7.12(e) – Minimum Unrestricted Cash.

Consolidated Cash Balance for fiscal Quarter ended:

(i) March 31, 2004	$
(minimum required $10.0 million)

(ii) June 30, 2004	$
(Minimum required $10.0 million)

(iii) September 30, 2004	$
(minimum required $10.0 million)

(iv) December 31, 2004	$
(Minimum required $20.0 million)

(v) March 31, 2005	$
(minimum required $20.0 million)

(vi) June 30, 2005	$
(Minimum required $20.0 million)

(vii) September 30, 2005	$
(minimum required $20.0 million)

(viii) December 31, 2005	$
(Minimum required $20.0 million)

In Compliance for the Fiscal Quarter ended                                 ? Yes          No

Credit Agreement Form of Compliance Certificate	B-5

EXHIBIT C

FORM OF NOTE

____________________	, 200

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to the order of                                  (the “Lender”), on the Maturity Date (as defined in the Credit Agreement referred to below) the principal amount of                                  ($                    ), or such lesser principal amount of Loans (as defined in the Credit Agreement referred to below) payable by Borrower to Lender on such Maturity Date under that certain Credit Agreement (24-Month), dated as of January 28, 2004, among Borrower, KeyBank National Association, as “Lender” (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined).

Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates, and payable at such times as are specified in the Credit Agreement.

All payments of principal and interest shall be made to Lender in United States dollars in immediately available funds at Lender’s Payment office.

If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Note is the “Note” referred to in the Credit Agreement. Reference is hereby made to the Credit Agreement for rights and obligations of payment and prepayment, events of default and the right of Lender to accelerate the maturity hereof upon the occurrence of such events. Loans made by Lender shall be evidenced by one or more loan accounts or records maintained by Lender in the ordinary course of business. Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

Borrower agrees to pay all collection expenses, court costs and Attorney Costs (whether or not litigation is commenced) which may be incurred by Lender in connection with the collection or enforcement of this Note.

Credit Agreement Form of Note	C-1

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA.

EPICOR SOFTWARE CORPORATION, a Delaware corporation

By:

Name:

Title:

Credit Agreement Form of Note	C-2

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made by

__________	__________	__________	__________	__________	__________	__________

__________	__________	__________	__________	__________	__________	__________

__________	__________	__________	__________	__________	__________	__________

__________	__________	__________	__________	__________	__________	__________

__________	__________	__________	__________	__________	__________	__________

__________	__________	__________	__________	__________	__________	__________

__________	__________	__________	__________	__________	__________	__________

__________	__________	__________	__________	__________	__________	__________

__________	__________	__________	__________	__________	__________	__________

__________	__________	__________	__________	__________	__________	__________

__________	__________	__________	__________	__________	__________	__________

__________	__________	__________	__________	__________	__________	__________

__________	__________	__________	__________	__________	__________	__________

__________	__________	__________	__________	__________	__________	__________

__________	__________	__________	__________	__________	__________	__________

__________	__________	__________	__________	__________	__________	__________

__________	__________	__________	__________	__________	__________	__________

__________	__________	__________	__________	__________	__________	__________

__________	__________	__________	__________	__________	__________	__________

__________	__________	__________	__________	__________	__________	__________

__________	__________	__________	__________	__________	__________	__________

__________	__________	__________	__________	__________	__________	__________

__________	__________	__________	__________	__________	__________	__________

__________	__________	__________	__________	__________	__________	__________

Credit Agreement Form of Note	C-3

EXHIBIT D

SECURITY AND PLEDGE AGREEMENT

(Stock)

THIS SECURITY AND PLEDGE AGREEMENT (Stock) (the “Pledge Agreement”), is made as of January 28, 2004, by and between EPICOR SOFTWARE CORPORATION, a Delaware corporation (“Debtor”), and KEYBANK NATIONAL ASSOCIATION (“Lender”) under that certain Credit Agreement of even date between Debtor and Lender (the “Credit Agreement”).

RECITALS

A. Concurrently herewith Debtor is entering into the Credit Agreement pursuant to which Lender shall provide Debtor with a senior secured revolving credit facility (the “Revolving Credit Facility”).

B. Pursuant to the Credit Agreement, Lender shall make various advances and will provide Debtor with certain letters of credit (the “Letters of Credit”).

C. It is a prerequisite to the Lender’s entering into the Credit Agreement that Debtor enter into this Pledge Agreement and grant to Lender, for itself and the ratable benefit of Lender, the security interest hereafter provided to secure the Obligations.

D. Debtor as owner of the assets encumbered hereby, desires to enter into this Pledge Agreement to secure payment and performance of the Obligations.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1. DEFINITIONS. For purposes of this Pledge Agreement, the following terms shall have the meanings specified below.

1.1 Bankruptcy Code. The term “Bankruptcy Code” shall mean the Bankruptcy Reform Act of 1978 (11 U.S.C. §101-1130) as amended and as hereafter modified.

1.2 Collateral. “Collateral” shall mean, collectively:

(a) All securities, warrants, assets, security entitlements, investment property and other property described in Exhibit A whether now owned or hereafter acquired; provided that in all instances the pledge of equity interests in any Subsidiary (“Foreign Subsidiary”) formed in a jurisdiction other than the United States shall be limited to 66.66% of such equity interests) subject to such terms and conditions as are provided in Section 3, 4 and 8 below;

(b) All proceeds, and revenues of or from the personal property described in Exhibit A attached hereto all substitutions for such personal property, and all additions thereto (collectively, the “Collateral Revenues”), including (i) stock rights, rights to subscribe, liquidating dividends, stock dividends, cash dividends, interest, stock splits, warrants, options, conversion rights, puts, calls, new securities and other property to which Debtor is or may hereafter become entitled to receive on account of such personal property; and (ii) all Proceeds of such personal property which consist of accounts, contract rights, instruments, documents, chattel paper, inventory, goods, merchandise, equipment, and general intangibles as these terms are defined in the UCC; and

(c) All Collateral Records.

Stock Pledge Agreement	Page 1 of 14

1.3 Collateral Records. The term “Collateral Records” shall mean all of Debtors’ existing and hereafter acquired books, records, data and other documents relating to the assets referred to in Section 1.3(a) and (b).

1.4 Event of Default. “Event of Default” shall have the meaning given to such term in Section 7 of this Pledge Agreement.

1.5 Governmental Authority. The term “Governmental Authority” shall mean (a) any international, foreign, federal, state, county or municipal government, or political subdivision thereof, (b) any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality, central bank or public body, or (c) any court, administrative tribunal or public utility.

1.6 Lenders. The term “Lenders” shall have the meaning given to such term in the preamble to this Pledge Agreement.

1.7 Lender Expenses. The term “Lender Expenses” means: all costs and expenses incurred by Lender or Lenders in connection with this Pledge Agreement or the Credit Agreement or the Loan Documents or the transactions contemplated thereby, including, without limitation, (i) all costs or expenses required to be paid by Debtor under this Pledge Agreement which are paid or advanced by Lender or Lenders; (ii) all costs or expenses required to be paid by Debtor under the Credit Agreement which are paid or advanced by Lender or Lenders; (iii) taxes and insurance premiums of every nature and kind of Debtor paid by Lender or Lenders; (iv) filing, recording, publication, search fees, appraiser fees, auditor fees paid or incurred by Lender or Lenders in connection with Lender’s transactions with Debtor; (v) costs and expenses incurred by Lender or Lenders in collecting or realizing upon the Collateral (with or without suit), to correct any default or enforce any provision of this Pledge Agreement, costs and expenses of suit incurred by Lender in enforcing or defending this Pledge Agreement or any portion hereof; and (vi) reasonable attorneys’ fees and expenses incurred by Lender or Lenders in advising, structuring, drafting, reviewing, amending, terminating, enforcing, defending or concerning this Pledge Agreement, any portion hereof, any agreement related hereto, or any of the transactions contemplated hereby, whether or not suit is brought, and including, but not limited to, any expenses incurred in any proceedings or case in the U.S. bankruptcy courts in enforcing or defending its rights in its collateral, under this Pledge Agreement or under any note or other document executed in connection with this Pledge Agreement.

1.8 Lien. The term “Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement (including in the nature of, cash collateral accounts or security interests), encumbrance, lien (statutory or other), fixed or floating charge, or other security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the UCC or comparable laws of any jurisdiction), including the interest of a purchaser of accounts receivable.

1.9 Obligations. The term “Obligations” shall have the meaning given to such term in the Credit Agreement, and shall include all debts, obligations, and liabilities whether Debtor may be liable individually or jointly, or whether recovery upon such debt may be or become barred by any statute of limitations or otherwise unenforceable, including all attorneys’ fees and costs now or hereafter payable by Debtor to Lender under the Loan Documents or in connection with the collection and enforcement of such debts, obligations and liabilities. Notwithstanding anything to the contrary contained in this Pledge Agreement, this Pledge Agreement shall not secure and the term “Obligations” shall not include any debts that are or may hereafter constitute “consumer credit” which is subject to the disclosure requirements of the federal Truth-In Lending Act (15 U.S.C. Section 1601, et seq.) or any similar state law in effect from time to time, unless Lender and Debtor shall otherwise agree in a separate written agreement.

1.10 Pledge Agreement. The term “Pledge Agreement” shall mean this Pledge Agreement, any concurrent or subsequent rider to this Pledge Agreement and any extensions, supplements, amendments or modifications to this Pledge Agreement and/or to any such rider.

Stock Pledge Agreement	Page 2 of 14

1.11 Proceeds. The term “Proceeds” shall have the meaning provided in the UCC and shall include without limitation whatever is received upon the sale, lease, exchange, collection or other disposition of Collateral or proceeds, including, without limitation, proceeds of insurance covering Collateral, tax refunds, and any and all accounts, notes, instruments, chattel paper, equipment, money, deposit accounts, goods, or other tangible and intangible property of Debtor resulting from the sale or other disposition of the Collateral, and the proceeds thereof.

1.12 UCC. The term “UCC” shall mean the California Uniform Commercial Code, as amended from time to time.

1.13 Other Terms. All terms with an initial capital letter that are used but not defined in this Pledge Agreement shall have the respective meanings given to such terms in the Credit Agreement and in Articles 8 and 9 of the UCC, respectively, as applicable.

2. GRANT OF SECURITY INTEREST IN COLLATERAL. As security for the prompt and complete payment and performance of all the Obligations, Debtor hereby grants to Lender, a first priority security interest (subject to Liens (including tax Liens) in favor of any Governmental Authority, which pursuant to the statute or law and other applicable law creating such Lien, have priority over any Lien granted in this Pledge Agreement) in all of Debtor’s right, title and interest in, to and under the Collateral.

3. DELIVERY OF COLLATERAL AND VOTING.

3.1 Collateral Delivery.

(a) Initial Delivery of Collateral. Concurrently with Debtor’s execution of this Pledge Agreement and delivery of this Pledge Agreement to the Lender, Debtor shall deliver physical possession to the Lender of every stock certificate, document, instrument and chattel paper which constitutes Collateral and obtain the fully executed Consent in the form attached hereto as Exhibit B. Any such items of Collateral that are certificated securities shall be duly endorsed in blank without restriction or with a duly executed assignment separate from certificate (stock power) duly endorsed in blank without restriction and with all necessary transfer tax stamps affixed. To the extent that Debtor delivers to Lender one or more stock certificates each of which (“Foreign Subsidiary Certificate”) reflects an equity interest in any Foreign Subsidiary in excess (“Excess Equity Interest”) of the percentage set forth in Section 1.2(c) above (“Designated Percentage Interest”), Lender will be entitled to hold such Foreign Subsidiary Certificate to reflect and perfect its security interest in 66.66% of the Equity Interest in the Foreign Subsidiary, unless and until Debtor delivers to Lender a (i) replacement certificate reflecting the Designated Percentage Interest; and (ii) an acceptable legal opinion from a law firm reasonably acceptable to Lender that the replacement certificate was properly issued and is fully paid for and properly reflects the Designated Percentage Interest in the subject entity and may be delivered to Lender as collateral. (Such replacement certificates when delivered or provided herein as referred to as the “Replacement Foreign Subsidiary Certificate.”)

(b) Future Delivery of Collateral. If at any time after the date of this Pledge Agreement, Debtor obtains possession of any certificate or instrument constituting or representing any item of Collateral, (i) Debtor shall immediately deliver or arrange for the immediate delivery of such certificate or instrument to the Lender; (ii) to the extent such item represents a certificated security, Debtor shall duly endorse such certificate in blank without restriction or deliver a duly executed assignment separate from certificate (stock power) duly endorsed in blank without restriction and with all necessary transfer tax stamps affixed; and (iii) shall hold such Collateral separate and apart from Debtor’s other funds and property in an express trust for the benefit of the Lender until paid or delivered to the Lender.

(c) Uncertificated Securities. If any item of Collateral is an uncertificated security, Debtor shall either (i) procure the issuance of a security certificate to represent such Collateral and endorse and deliver such certificate as required by Section 3.1(a) above; or (ii) cause the issuer thereof to register the Lender as the registered owner of such uncertificated security; or (iii) cause the issuer thereof to enter into an agreement, in form and substance reasonably satisfactory to the Lender,

Stock Pledge Agreement	Page 3 of 14

among the Lender, the registered owner of such security, and the issuer to the effect that the issuer will comply with instructions originated by the Lender without further consent by the registered owner; or (iv) cause the security to be credited to a securities account and execute an agreement in form reasonably acceptable to Lender to permit Lender to gain control of such asset.

3.2 Control. If any Collateral is not capable of being delivered, Debtor shall deliver to Lender such financing statements or other instruments as are deemed necessary by Lender to enable it to perfect its security interest in such Collateral and obtain “control” or “possession” of such Collateral under applicable law.

3.3 Pledge under Foreign Law. To the extent that the pledge of the item of Collateral is governed by the laws of a jurisdiction other than a state of the United States, Debtor shall, in lieu of compliance with the other provisions of this Section 3, enter into such agreements and documents as are reasonably necessary to accomplish the pledge of such Collateral to Lender.

3.4 Voting. Provided that no Event of Default has occurred and is continuing, Debtor shall have the right to exercise all voting rights and other consensual rights and powers with respect to the Collateral for any purpose not inconsistent with the terms of this Pledge Agreement and the other Loan Documents; provided, however, that (a) Debtor shall not exercise any such right or power if, in Lender’s discretion, such action would have an adverse effect on the value of the Collateral or impair or otherwise adversely effect the security interest or other rights of the Lender under this Pledge Agreement; and (b) Debtor shall not be permitted to trade, invest, or sell the Financial Assets (as such term is defined in Article 8 of the UCC) without the prior written consent of the Lender.

4. DISPOSITION OF COLLATERAL REVENUES.

4.1 Delivery to Debtor; No Event of Default. Provided that no Event of Default has occurred and is continuing, the Collateral Revenues shall be retained by Debtor to the extent provided in Section 4.3 below.

4.2 Occurrence of Event of Default. If an Event of Default has occurred and is continuing, the Lender shall have the right to hold and apply the Collateral Revenues as provided below.

4.3 Payment of Cash Dividends and Interest. Provided that no Default or Event of Default shall have occurred and be continuing, Debtor shall be entitled to receive all cash dividends and interest payable in connection with the Collateral, except for the following, which are referred to as “Liquidation Dividends,” for (a) cash dividends paid or payable in respect of any Collateral in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus, or paid-in capital of the issuer of such Collateral; and (b) cash paid, payable, or otherwise distributed in respect of principal of, or in redemption of, or in exchange for, any Collateral. If at any time and for any reason Debtor receives any Collateral Revenues other than those that Debtor is entitled to receive under this Section 4.3, Debtor (i) shall immediately deliver such Collateral Revenues to the Lender in the original form in which received by Debtor; (ii) shall execute and deliver to the Lender such documents of transfer respecting such Collateral Revenues as the Lender may require, including an endorsement in blank of any certificate evidencing such Collateral Revenues; (iii) shall not commingle such Collateral Revenues with any of Debtor’s other funds or property; and (iv) shall hold such Collateral Revenues separate and apart from Debtor’s other funds and property in an express trust for Lender until paid or delivered to the Lender. Notwithstanding the foregoing, to the extent that the Lender holds a Foreign Subsidiary Certificate which reflects an Excess Equity Interest, Lender may receive and collect all Liquidation Dividends payable in connection with the entire Foreign Subsidiary Certificate. Lender shall refund to Debtor any Liquidation Dividends allocable to the Excess Equity Interest.

Stock Pledge Agreement	Page 4 of 14

5. COVENANTS, REPRESENTATIONS AND WARRANTIES.

5.1 Debtor’s Covenants. Notwithstanding anything to the contrary contained in the other Loan Documents (and subject to Section 15.11 below), Debtor hereby covenants and agrees that during the term hereof and until all Obligations are fully paid and performed:

(a) Liens. Except for the lien provided to Lender, Debtor shall at all times keep the Collateral free of all Liens other than the security interest of the Lender or Liens (including tax Liens) in favor of any Governmental Authority which pursuant to statute or law creating such Lien and other applicable law, have priority over any Lien granted under this Pledge Agreement.

(b) Further Assurances. Debtor shall deliver to Lender promptly or ensure that Lender promptly receives (i) all Collateral that Debtor is obligated to deliver to the Lender under Section 3.1 above; (ii) all financing statements and all other documents that Lender deems necessary or desirable to evidence the transfer and pledge of the Collateral to Lender as provided in this Pledge Agreement; (iii) except as otherwise expressly provided in this Pledge Agreement, all Collateral Revenues; (iv) such specific acknowledgments, assignments, stock or bond powers, Regulation U Statement of Purpose forms, and other documents as the Lender may request relating to the Collateral; and (v) copies of records and other reports relating to the Collateral in such form and detail and at such times as the Lender may from time to time require.

(c) Changes in Collateral. Debtor shall give prompt notice to Lender of any threatened or asserted dispute or claim with respect to the Collateral, which could reasonably be expected to materially and adversely affect the Collateral.

(d) Subsidiaries. If there is a material recapitalization or restructure or acquisition of the equity interest in any subsidiaries of Debtor, Debtor shall take such action as is necessary so that Lender shall have and retain (i) 100% of the equity interest in all subsidiaries wholly-owned by Debtor and organized under the laws of the United States or any state or jurisdiction thereof, and (ii) 66.66% of the equity interests of any subsidiary that acquires the stock of Scala Business Solutions N.V. or, if such stock is acquired by Debtor, then 66.66% of the equity interests of Scala Business Solutions N.V.

(e) Perfection. From time to time upon Lender’s request, Debtor (i) shall execute and deliver to Lender, and give, file or record, at Debtor’s expense, all notices and other documents that Lender deems necessary or appropriate in order for the Lender to maintain a first priority (subject to Liens (including tax Liens) in favor of any Governmental Authority which pursuant to statute or law creating such Lien and other applicable law, have priority over any Lien granted under this Pledge Agreement) perfected security interest in the Collateral; and (ii) shall perform such other acts, and execute and deliver to Lender such additional assignments, agreements, instruments and other documents, as Lender may request in connection with the administration and enforcement of this Pledge Agreement or the Lender’s exercise of any or all of its rights, powers and remedies under this Pledge Agreement.

(f) Litigation Cooperation. Debtor, at its expense, shall appear in and defend any action or proceeding which may materially and adversely affect Debtor’s title to all or part of the Collateral or Lender’s security interest in the Collateral.

(g) Changes. Without prior written notice to Lender, Debtor will not change its name, mailing address, or its state of incorporation.

5.2 Debtor’s Representations. Debtor represents and warrants to Lender as follows:

Stock Pledge Agreement	Page 5 of 14

(a) Ownership of Collateral. Debtor is the sole legal and beneficial owner of the Collateral, free and clear of all Liens, except for the security interest in favor of Lender under this Pledge Agreement and Liens currently existing in favor of any foreign governmental authority, which to the best of Debtor’s knowledge do not currently exist.

(b) Status of Collateral. All of the Collateral consisting of securities has been duly and validly issued and is fully paid for and non-assessable. Except for Collateral that Debtor has previously disclosed to Lender as “restricted securities” or securities held by an “affiliate” (as such terms are defined in Rule 144 under the Securities Act of 1933, as amended), including Collateral consisting of the stock of any subsidiary of Debtor, or as may be specifically stated to the Lender in writing prior to the date of this Pledge Agreement, all of the Collateral is transferable without prior notice to, or approval or consent from, any person or governmental or regulatory authority, and there exists no condition or restriction or restrictive legend to or affecting the transfer of the Collateral.

(c) Authority to Pledge. Debtor has full rights and authority to pledge the Collateral in the manner hereby specified; and (except for approvals which have already been obtained) no consent of any governmental body or regulatory authority is necessary for the rights created hereunder to be valid.

(d) Continuing Warranties. Debtor’s warranties and representations set forth in this Section 5 and in any exhibit hereto shall be true and correct at the time of execution of this Pledge Agreement by Debtor and at the time Debtor requests or receives any advance under the Credit Agreement.

(e) Subsidiaries. The assets described in Exhibit A as of the time of closing are Epicor Software (UK) Limited.

(f) Warranties and Representations Cumulative. The warranties, representations and agreements set forth herein shall be cumulative and in addition to any and all other warranties, representations and agreements which Debtor shall give, or cause to be given, to Lenders, either now or hereafter.

6. DUTY OF LENDER TO COOPERATE WITH READJUSTMENTS. Lender agrees to cooperate with Debtor to maintain the percentage interests set forth in 5.1(e) by adjusting the outstanding equity interests pledged hereunder in the event there is a recapitalization, restructure or acquisition of equity interests by Debtor relating to any of its subsidiaries.

7. EVENTS OF DEFAULT. The occurrence of any of the following shall constitute an Event of Default under this Pledge Agreement, at the option of the Lender.

7.1 Breach of Pledge Agreement. (i) Any representation or warranty hereunder proves to have been incorrect in any material respect when made or deemed made, (ii) Debtor breaches any provision of this Pledge Agreement which cannot be cured or (iii) the breach by Debtor of any other provision of this Pledge Agreement that remains uncured for a period of thirty (30) days.

7.2 Breach of Other Agreements. The occurrence and continuance of an Event of Default under the Credit Agreement.

7.3 Lien Priority. Lender shall cease to have a valid and perfected first priority (subject to Liens (including tax Liens) in favor of any Governmental Authority which pursuant to statute or law creating such Lien and other applicable law, have priority over the Lien granted in this Pledge Agreement) lien upon any material item of the Collateral purported to be covered by such security interest.

Stock Pledge Agreement	Page 6 of 14

7.4 Seizure of Assets. If all or any material item(s) of the Collateral is attached, seized, subjected to a writ or distress warrant, or is levied upon and such action can reasonably be expected to cause a Material Adverse Effect.

8. LENDER’S RIGHTS AND REMEDIES ON DEFAULT. The exercise of remedies hereunder shall be made by Lender upon the terms and conditions contained herein. If an Event of Default, shall have occurred and be continuing and not been cured or waived in accordance with the terms hereof or the Credit Agreement, Lender shall have the following rights and powers and may, at Lender’s option, without notice of its election and without demand to the extent permitted by Section 8.03 of the Credit Agreement, do any one or more of the following, all of which are hereby authorized by Debtor:

8.1 UCC Rights. The Lender shall have all of the rights and remedies of a secured party under the UCC and under all other applicable laws.

8.2 Acceleration. Lender may declare any or all of the Obligations to be immediately due and payable.

8.3 Extensions of Credit. Lender may discontinue advancing money or extending credit to or for the benefit of Debtor in connection with the Credit Agreement or under any other document or agreement between Lender and Debtor.

8.4 Assembly of Collateral. The Lender may require Debtor to assemble the Collateral and make it available to the Lender at a place designated by the Lender.

8.5 Possession of Collateral. The Lender, without a breach of the peace, may enter any of the premises of Debtor and search for, take possession of, remove, keep or store any or all of the Collateral. If the Lender seeks to take possession of any or all of the Collateral by court process, Debtor irrevocably and unconditionally agrees that a receiver may be appointed by a court for such purpose without regard to the adequacy of the security for the Obligations.

8.6 Foreclose on Collateral. The Lender shall have the right to sell and dispose of the Collateral, or any part thereof, at public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery, and at such price or prices as the Lender may deem satisfactory. The Lender may be the purchaser of any or all of the Collateral so sold at any public sale (or, if the Collateral is of a type customarily sold in a recognized market or is of a type which is the subject of widely distributed standard price quotations, at any private sale) and thereafter hold the same, absolutely free from any right or claim of whatsoever kind. The Lender is authorized, at any such sale, if it deems it advisable so to do, to restrict the prospective bidders or purchasers of any of the Collateral to persons who will represent and agree that they are purchasing for their own account for investment, and not with a view to the distribution or sale of any of the Collateral. Upon any such sale the Lender shall have the right to deliver, assign, and transfer to the purchaser thereof the Collateral so sold. Each purchaser at any such sale shall hold the Collateral so sold free from any claim or right of whatsoever kind of Debtor or any other Person, including any equity or right of redemption of Debtor, who, to the extent permitted by law, specifically waives any now existing or hereafter acquired rights of redemption, stay or appraisal. The Lender shall give Debtor: (i) ten (10) days written notice of its intention to make any such public or private sale; or (ii) two (2) days notice of any sale at a broker’s board or on a securities exchange. Such notice, in case of a public sale, shall state the time and place fixed for such sale, and, in case of sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or the portion thereof being so sold, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Lender may fix in the notice of such sale. At any such sale the Collateral may be sold in one lot as an entirety or in separate parcels, as the Lender may determine. The Lender shall not be obligated to make any such sale pursuant to any such notice. The Lender may, without notice or publication, postpone any public or private sale or cause the same to be postponed from time to time by announcement at the time and place fixed for the sale, and

Stock Pledge Agreement	Page 7 of 14

such sale may be made at any time or place to which the same may be so postponed. In case of any sale of all or any part of the Collateral on credit or for future delivery, the Collateral so sold may be retained by the Lender until the selling price is paid by the purchaser thereof, but the Lender shall not incur any liability in case of the failure of such purchaser to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may again be sold upon like notice. To the extent that Lender holds any Foreign Subsidiary Certificate which reflects an Excess Equity Interest, Lender may foreclose on such certificate in any manner permitted by applicable law or as specified in this Section 8 as regards any item of collateral. Upon any sale of such Certificate, Lender will release to Debtor any consideration received in return for the sale of the Excess Equity Interest.

8.7 Judicial Action. The Lender, in its discretion, may proceed by a suit or suits at law or in equity to foreclose its security interests in the Collateral under a judgment or decree of a court or courts of competent jurisdiction. Debtor agrees that any disposition of Collateral by way of a private placement or other method which, in the opinion of the Lender, is required or advisable under federal and state securities laws is commercially reasonable.

8.8 Collateral Revenues. Debtor’s rights, if any, to receive any Collateral Revenues shall automatically cease, and all Collateral Revenues shall be paid to the Lender. Any and all Collateral Revenues received by the Lender may be retained by the Lender as additional Collateral or, in the Lender’s discretion, may be applied toward the satisfaction of the Obligations. In such event the Lender shall have the right and power to receive, endorse and collect all checks and other orders for payment of money made payable to Debtor representing any dividend or other distribution payable or distributable in respect of any Collateral.

8.9 Information. Without limiting the generality of this Section 8, it shall conclusively be deemed to be commercially reasonable for the Lender to direct any prospective purchaser of any or all of the Collateral to Debtor to ascertain all information concerning the status of the Collateral.

8.10 Commercially Reasonable Actions by Lender. Debtor acknowledges that it may be impracticable or extremely difficult to effect a public sale of all or part of the Collateral by reason of certain restrictions contained in state and federal securities laws, as now or hereafter in effect. Because of such restrictions, and without limiting the generality of this Section 8, it shall conclusively be deemed to be commercially reasonable for the Lender to do any or all of the following:

(a) To resort to one or more private sales to a single purchaser or a restricted group of purchasers who may be obligated to agree, among other things, to acquire the Collateral for their own account, for investment and not with a view to the distribution or resale thereof; and

(b) To impose restrictions and conditions with respect to (i) the ability of a purchaser or bidder to bear the economic risk of an investment in the Collateral; (ii) the knowledge and experience of business and financial matters of a purchaser or bidder; (iii) the access of a purchaser or bidder to information regarding the Collateral; and (iv) such other matters as the Lender determines to be necessary or advisable to comply with any state or federal securities laws.

8.11 No Registration Required. Debtor acknowledges that some or all of the conditions and restrictions which may be imposed by the Lender pursuant to Section 8.10 above may result in reduced proceeds being received upon the sale of the Collateral than would otherwise have been obtained. The Lender shall have no obligation to delay the sale of any or all of the Collateral for the period of time necessary to permit registration by the issuer of any securities comprising the Collateral, even if such registration would be possible under applicable state and federal securities law.

8.12 Other Procedures. The Lender’s disposition of any or all of the Collateral in any manner which differs from the procedures specified in this Section 8 shall not be deemed to be commercially unreasonable.

Stock Pledge Agreement	Page 8 of 14

8.13 Foreclosure. If the Lender has reduced its claims for breach of any of the obligations to judgment, the lien of any levy which may be made on any or all of the Collateral by virtue of any execution based upon such judgment shall relate back to the date of the Lender’s perfection of its security interest in such Collateral. A judicial sale pursuant to such execution shall constitute a foreclosure of the Lender’s security interest by judicial procedure, and the Lender may purchase at such sale and thereafter hold the Collateral free of all rights of Debtor therein.

8.14 Discharge Claims. The Lender may discharge claims, demands, liens, security interests, encumbrances and taxes affecting any or all of the Collateral and take such other actions as the Lender determines to be necessary or appropriate to protect the Collateral and the Lender’s security interest therein. The Lender, without releasing Debtor or any other Person from any of the Obligations, may perform any of the Obligations in such manner and to such extent as the Lender determines to be necessary or appropriate to protect the Collateral and the Lender’s security interest therein.

8.15 Proceeds of Sale. The proceeds of any sale or disposition of the Collateral by the Lender shall be applied in the following order of priority:

(a) First, to all liabilities, obligations, costs, and expenses, including reasonable attorneys’ fees and costs, incurred by the Lender in exercising any of its rights or remedies under this Pledge Agreement, including the costs and expenses of retaking, holding, and selling any or all of the Collateral;

(b) Second, to the payment of the Obligations in such order and amounts as the Lender may determine in its discretion;

(c) Third, to (i) the satisfaction of indebtedness secured by any subordinate security interest in the Collateral if written demand therefor is received by the Lender before distribution of any such proceeds; and (ii) to the satisfaction of any subordinate attachment lien or execution lien pursuant to subdivision (b) of Section 701.040 of the Code of Civil Procedure if notice of the levy of attachment or execution is received by the Lender before distribution of any such proceeds. If requested by the Lender, the holder of a subordinate security interest in the Collateral shall furnish the Lender with proof of its interest in the Collateral acceptable to the Lender, and unless such holder does so, the Lender shall have no obligation to comply with such holder’s demand; and

(d) Fourth, the surplus, if any, shall be paid to Debtor.

8.16 Voting Rights. The Lender may exercise any or all warrants, options, conversion rights, puts, calls, voting rights, and other rights with respect to any or all of the Collateral (collectively the “Voting and Stock Rights”) in such manner and to such extent as the Lender in its discretion determines to be necessary or appropriate, and Debtor’s rights and authority to exercise the Voting and Stock Rights shall automatically terminate upon the occurrence and during the continuance of an Event of Default. Notwithstanding anything to the contrary contained in this Pledge Agreement, the Lender shall have no obligation to exercise any or all Voting and Stock Rights, and the Lender shall have no liability or responsibility of any kind to Debtor or any other party for the Lender’s exercise or delay or failure to exercise any or all of the Voting and Stock Rights. In connection with the Lender’s exercise of any or all of the Voting and Stock Rights, the Lender shall have the right (a) to deposit or surrender control of any or all of the Collateral to any third Person; (b) to accept other property in exchange for the Collateral; and (c) to take such other actions as the Lender in its discretion determines to be necessary or appropriate.

9. LIABILITY FOR DEFICIENCY. Debtor shall at all times remain liable for any deficiency remaining on the Obligations, is liable after any disposition of any or all of the Collateral and after the Lender’s application of any proceeds to the Obligations.

Stock Pledge Agreement	Page 9 of 14

10. POWER OF ATTORNEY. Debtor irrevocably appoints the Lender, with full power of substitution, as Debtor’s attorney-in-fact, coupled with an interest, with full power, in the Lender’s own name or in the name of Debtor:

10.1 At any time after the occurrence and during the continuation of an Event of Default, to do any or all of the following:

(a) Endorse any checks, drafts, money orders, notes, and other instruments or documents representing or evidencing the Collateral;

(b) Pay or discharge claims, demands, liens, security interests, encumbrances, or taxes affecting or threatening the Collateral;

(c) Receive payment of all Collateral Revenues;

(d) Commence, prosecute or defend any suit, action or proceeding relating to any or all of the Collateral;

(e) Instruct any accountant or other third Person having custody or control of any Collateral Records to deliver such records to the Lender; and

(f) Sell, transfer, pledge, make any agreement with respect to, or otherwise deal with the Collateral as though the Lender were the owner thereof for all purposes.

10.2 To execute any security agreement, assignment, notice, and all other documents which the Lender, in its discretion, determines to be necessary or appropriate in order to (a) perfect or maintain the Lender’s security interest in the Collateral; (b) exercise any or all of the Lender’s rights under this Pledge Agreement; or (c) to consummate or effectuate any of the transactions contemplated by this Pledge Agreement.

11. WAIVERS. Debtor hereby waives presentment, demand for payment, protest, notice of demand, dishonor, protest and nonpayment, and all other notices and demands in connection with the delivery, acceptance, performance, default under, and enforcement of the Obligations. Debtor waives the right to assert any statute of limitations as a defense to the enforcement of any of the Obligations to the fullest extent permitted by law.

12. CUMULATIVE REMEDIES. The Lender’s rights and remedies under this Pledge Agreement are cumulative with and in addition to all other rights and remedies which the Lender may have in connection with the Loans. The Lender may exercise any one or more of its rights and remedies under this Pledge Agreement at the Lender’s option and in such order as the Lender may determine in its discretion. The Lender may exercise its rights under this Pledge Agreement from time to time and at such times as the Lender may determine.

13. ACTIONS. The Lender shall have the right, but not the obligation, to commence, appear in, or defend any action or proceeding which affects or which the Lender determines may affect (a) the Collateral; (b) Debtor’s or the Lender’s rights or obligations under the Loan Documents; (c) Debtor’s or the Lender’s rights under this Pledge Agreement; or (d) the Loans. Whether or not an Event of Default has occurred under any of the Loan Documents, the Lender shall at all times have the right to take any and all actions which the Lender in its discretion determines to be necessary or appropriate to protect the Lender’s interest in connection with the Loan.

14. INDEMNITY. Debtor agrees to defend, indemnify and hold harmless Lender and Lenders and their officers, employees, and Lenders against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party related to or in connection with the transactions contemplated by this Pledge Agreement or the Collateral, and (b) all losses or expenses in any way suffered, incurred, or

Stock Pledge Agreement	Page 10 of 14

paid by Lender and Lenders as a result of or in any way arising out of, following or consequential to the transactions between Lenders and Lenders and Debtor under this Pledge Agreement or the Collateral (including without limitation, reasonable attorneys fees and reasonable expenses), except for losses arising from or out of Lender or Lender’s gross negligence or willful misconduct.

15. GENERAL.

15.1 Taxes and Other Expenses Regarding the Collateral. If Debtor fails to pay promptly when due to any person or entity, monies which Debtor is required to pay by reason of any provision in this Pledge Agreement, Lender may, but need not, pay the same and charge Debtor’s account therefor, and Debtor shall promptly reimburse Lender therefor. Any payments made by Lender shall not constitute: (a) an agreement by Lender to make similar payments in the future, or (b) a waiver by Lender of any default under this Pledge Agreement. Lender need not inquire as to, or contest the validity of, any such expense, tax, security interest, encumbrance or lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.

15.2 Notices. Any notice, demand or request required hereunder shall be made in the manner set forth in the Credit Agreement.

15.3 Release of Collateral. Lender shall promptly file UCC termination statements and any other instruments as necessary upon any Disposition by Debtor of any items or item of Collateral, to the extent such Disposition is permitted under the Credit Agreement.

15.4 Termination. At such time as Debtor shall completely satisfy all of the obligations secured hereunder, Lender shall execute and deliver to Debtor all instruments as may be necessary or proper to reinvest in Debtor full title to the property assigned hereunder, subject to any disposition thereof which may have been made by Lender pursuant hereto.

15.5 Course of Dealing. No course of dealing, nor any failure to exercise, nor any delay in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

15.6 Amendment. This Pledge Agreement may be modified only by a written agreement signed by Debtor and the Lender.

15.7 Agreement Binding; Assignment. This Pledge Agreement shall be binding and deemed effective when executed by Debtor and Lender. This Pledge Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that Debtor may not assign this Pledge Agreement, or any rights hereunder without Lender’s prior written consent and any prohibited assignment shall be absolutely void. No consent to an assignment by Lender shall release Debtor from its obligations to Lender. Lender and each Lender reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Lender’s or such Lender’s rights and benefits hereunder to the extent and in the manner provided for in Section 10.04 of the Credit Agreement. In connection therewith, Lender may disclose all documents and information that Lender now has or hereafter may have relating to Debtor or Debtor’s business, subject to Debtor’s reasonable confidentiality requirements and the provisions of Section 15.3 hereof.

15.8 Time of Essence. Time is of the essence of each provision of the Loan Documents.

15.9 Article and Section Headings. Article and section headings and article and section numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each article and section applies equally to this entire Pledge Agreement.

Stock Pledge Agreement	Page 11 of 14

15.10 Construction. Neither this Pledge Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Lender or Debtor, whether under any rule of construction or otherwise. On the contrary, this Pledge Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

15.11 Conflict or Credit Agreement Modifications. To the extent that there is an explicit conflict between the terms of the Credit Agreement and this Pledge Agreement, the terms of the Credit Agreement shall control. Any future changes or modifications to the Credit Agreement, shall apply to and modify this Pledge Agreement, to the extent that such change or modification would reasonably be construed to apply to this Pledge Agreement.

15.12 Performance of Covenants. Debtor shall perform all of its covenants under this Pledge Agreement at its sole cost and expense.

15.13 Term. This Pledge Agreement shall continue in full force and effect as long as any of the Obligations are outstanding and until terminated by written agreement of the Lender.

15.14 Severability. Each provision of this Pledge Agreement shall be severable from every other provision of this Pledge Agreement for the purpose of determining the legal enforceability of specific provision. Without limiting the generality of the preceding sentence, if the Lender’s security interest in any part of the Collateral is held to be unlawful, void, voidable or unenforceable for any reason, such defect shall in no way affect the validity or enforceability of the remaining terms and conditions of this Pledge Agreement.

15.15 No Third Party Beneficiaries. The Loan Documents are entered into for the sole protection and benefit of Lender, Debtor and Lender, as applicable, and their respective permitted successors and assigns. No other Person shall have any rights or causes of action under the Loan Documents.

15.16 Counterparts. This Pledge Agreement may be executed in two or more counterparts, each of which is deemed an original but all of which together shall constitute the same instrument.

15.17 No Waiver By Lender. No waiver by the Lender or any of its rights or remedies in connection with the Obligations or any of the terms and conditions of the Loan Documents shall be effective unless such waiver is in writing and signed by the Lender.

16. AMENDMENT. This Pledge Agreement may be modified only by a written agreement signed by Debtor and the Lender.

17. ADDITIONAL WAIVERS OF DEBTOR. Notwithstanding the rights given to Debtor pursuant to California Civil Code Sections 1479 and 2822 (and any amendments or successors thereto), to designate how payments will be applied, Debtor irrevocably waives such rights, and the Lender shall have the right in its discretion to determine the order and method of the application of payments received from Debtor or from the sale or disposition of the Collateral and to revise such application prospectively or retroactively at its discretion (notwithstanding any entry by the Lender on its books). Debtor waives any right to require the Lender (a) to proceed against any Person; (b) to exhaust any Collateral; or (c) to pursue any remedy in the Lender’s power in any order or whatsoever.

18. ENTIRE AGREEMENT. The Loan Documents contain the entire agreement between the Lender and Debtor concerning the subject matter of the Loan Documents and supersede all prior and contemporaneous agreements, statements, understandings, terms, conditions, representations and warranties, whether oral or written, made by the Lender or Debtor concerning the Loan.

Stock Pledge Agreement	Page 12 of 14

[Signature page follows]

Stock Pledge Agreement	Page 13 of 14

All terms and conditions set forth in the Exhibits and any Addendum(s) attached to this Pledge Agreement are incorporated by this reference.

DEBTOR: EPICOR SOFTWARE CORPORATION, a Delaware corporation

By:

Title:

LENDER: KEYBANK NATIONAL ASSOCIATION

By:

Title:

Stock Pledge Agreement	Page 14 of 14

EXHIBIT A

This Exhibit A is attached to and made a part of the SECURITY AND PLEDGE AGREEMENT (STOCK) dated January 28, 2004.

Number of Shares or Description of Other Assets Held as Collateral	Issuer’s Name and Address	Jurisdiction of Formation	Par Value	Identification No.*
398,750	Epicor Software (UK) Limited	United Kingdom	£1	Certificate #9

*Certificate Number, CUSIP Number, or Maturity Date of Bond

Stock Pledge Agreement	EXHIBIT A

EXHIBIT B

CONSENT OF COMPANY

EPICOR SOFTWARE (UK) LIMITED, a company organized under the laws of the United Kingdom (“Company”), hereby consents to the collateral assignment by EPICOR SOFTWARE CORPORATION (“Debtor”) of all of its right, title and interest in 66.66% of all shares in Company to KEYBANK NATIONAL ASSOCIATION (“Lender”), subject to the terms and conditions of the Pledge Agreement and agrees to be bound by the terms of the Pledge Agreement to which this consent is attached and the other Loan Documents.

Company hereby agrees that upon delivery to it by Lender of one or more stock certificates which reflect an Equity Interest in Company in excess of 66.66%, Company will promptly issue and deliver within ten (10) days thereafter to Lender one or more replacement certificates, which will in aggregate reflect no more than 66.66% of the Equity Interest in Company.

COMPANY: EPICOR SOFTWARE (UK) LIMITED

By:

Name:

Title:

Stock Pledge Agreement	EXHIBIT B

SCHEDULE 5.05

LITIGATION

[SEE DISCLOSURE LETTER]

Credit Agreement

SCHEDULE 7.01

EXISTING INDEBTEDNESS AND LIENS

[SEE DISCLOSURE LETTER]

Credit Agreement

SCHEDULE 9.02

OFFSHORE AND DOMESTIC LENDING OFFICES,

ADDRESSES FOR NOTICES

EPICOR SOFTWARE CORPORATION

195 Technology Drive

Irvine, CA 92618-2402

Attn: Michael Piraino, Senior V.P.

Telephone: 949-585-4595

Facsimile: 949-585-4496

E-mail: Michael@epicor.com

Website:

LENDER’S OFFICE:

Notices for Borrowing, Conversions/Continuations, and Payments:

Attn: Paula M. Brewer, Deal Administrator

127 Public Square

MC OH-01-27-0847

Cleveland, Ohio 44114

Telephone: 216-689-4259

Facsimile: 216-689-5962

E-mail: brewepa@yahoo.com

Reference: Epicor Software Corporation (Revolver)

For credit to KCIB Loan Services, Acct. No. 1140228209035

ABA Number: 041001039

Notices (other than Borrowing Notices and Notices of Conversion/Continuation):

Attn: Scott Mahoney, Portfolio Manager

KeyBank National Association

601 108th Ave NE, 5th Floor

WA-31-18-0512

Bellevue, Washington 98004

Telephone: 425-709-4577

Facsimile: 425-709-4565

E-mail: Scott_Mahoney@KeyBank.com

Credit Agreement	SCHEDULE 9.02